Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

COLLABORATION AND LICENSE AGREEMENT

by and between

Jazz Pharmaceuticals Ireland Limited

and

Werewolf Therapeutics, Inc.

Dated as of April 6, 2022

Confidential
COLLABORATION AND LICENSE AGREEMENT
This Collaboration and License Agreement (this “Agreement”) is entered into as of April 6, 2022 (the “Effective Date”), by and between Jazz Pharmaceuticals Ireland Limited, a corporation organized under the laws of Ireland with its principal place of business at Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland (“Jazz”), and Werewolf Therapeutics, Inc., a corporation organized under the laws of the State of Delaware with its principal place of business at 1030 Massachusetts Avenue, Suite 210, Cambridge, MA 02138 (“Werewolf”). Jazz and Werewolf are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
Recitals
Whereas, Werewolf is engaged in the development of oncology therapeutic products that incorporate its proprietary INDUKINE technology (as further described herein);
Whereas, Jazz is engaged in the development and commercialization of pharmaceutical products;
Whereas, Jazz desires to obtain an exclusive license to Exploit (as defined below) Licensed Products (as defined below) and wishes to engage Werewolf to perform on Jazz’s behalf certain pre-clinical development activities, and Werewolf desires to grant such license to Jazz and perform such activities, on the terms and conditions set forth in this Agreement.
Now, Therefore, in consideration of the mutual representations, warranties, and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
Agreement
1.Definitions
The terms in this Agreement with initial letters capitalized, have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.
1.1“Acquirer” shall mean the Person or group of Persons acting in concert that acquire control (whether by asset purchase, merger, consolidation, reorganization or otherwise) of a Party in a Change of Control transaction or transactions.
1.2“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.
1.3“Alliance Manager” has the meaning set forth in Section 2.9.
1.4“Annual Net Sales” means the total Net Sales of all Licensed Products in a particular Calendar Year or, with respect to the Calendar Year that includes the First Commercial Sale, the period beginning on such date of First Commercial Sale through the end of the Calendar Year in which such sale occurred. Notwithstanding the foregoing, Annual Net Sales shall only include Net Sales of Licensed Products in countries in which the Royalty Term for such Licensed Product in such country has not expired.
1.5“Applicable Law” means any multinational, supranational, federal, state, local, municipal, foreign, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion, or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented, or otherwise put into effect by or under the authority of any Governmental Body that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.
1.6“Auditor” has the meaning set forth in Section 12.2.
1.7“Business Day” means 9.00am to 5.00pm local time on a day (other than a Saturday, Sunday, or a public holiday) on which the banks are open for business in Dublin, Ireland, Cambridge, Massachusetts and New York, New York.
1.8“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31. For the avoidance of doubt, the first Calendar Quarter shall commence on the Effective Date, and the final Calendar Quarter shall end on the effective date of the expiration or termination of this Agreement.
1.9“Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31. For the avoidance of doubt, the first Calendar Year shall commence on the Effective Date, and the final Calendar Year shall end on the effective date of the expiration or termination of this Agreement.
1.10“Centralized Procedure” means the procedure through which a Drug Approval Application filed with the EMA results in a single marketing authorization valid throughout the European Union.
1.11“cGLP” means current good laboratory practice standards, practices and procedures required, promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58

(or such other comparable regulatory standards in jurisdictions outside the U.S.), as may be amended from time to time.
1.12“cGMP” means all good manufacturing practices under Title 21 of the United States Code of Federal Regulations, as amended from time to time and comparable laws and regulations applicable to the manufacture and testing of pharmaceutical materials promulgated by the EMA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.13“Change of Control” shall mean, with respect to a Person: (a) the sale of all or substantially all of such Person’s assets or business; (b) a merger, reorganization or consolidation involving such Person in which the voting securities of such Person outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Person.
1.14“Clinical Trial” means any one or combination of a Phase 1 Clinical Trial, Phase 2 Clinical Trial, or Phase 3 Clinical Trial, as the context dictates.
1.15“Combination Product” means a Licensed Product containing or consisting of one (1) or more Licensed Compounds and one (1) or more Other Active Ingredients, whether in the same or different formulations.
1.16“Commercialize,” means any and all activities related to pre-marketing, launching, marketing, promotion (including advertising and detailing), labelling, bidding and listing, obtaining pricing and reimbursement approval, distribution, storage, handling, offering for sale, selling, having sold, importing, having imported, exporting, having exported, distributing, having distributed, providing customer service and support, conducting medical affairs, conducting post-marketing safety surveillance, and reporting of or otherwise commercializing or exploiting Licensed Compounds or Licensed Products. “Commercialization” has the correlative meaning with respect to such activities.
1.17“Commercially Reasonable Efforts” means, with respect to the performance of Development or Commercialization activities with respect to a Licensed Compound or Licensed Product, [**]. For this purpose, [**].
1.18“Confidential Information” has the meaning set forth in Section 14.1 of this Agreement.
1.19“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement between the Parties [**], as may be amended from time to time, including that certain Amendment No. 1 dated and effective as of [**], that certain Amendment No. 2 dated and effective as of [**], and that certain Amendment No. 3 dated and effective as of [**].
1.20“Control” or “Controlled” means, with respect to any item of Information, material, Patent, or other property right, the possession of the right, whether directly or indirectly, and whether by ownership or license (other than by operation of the license and other grants in this Agreement), to grant a license, sublicense, access or other right to or under such Information, material, Patent, or other property right as provided for herein.
1.21“Cost of Goods” means, with respect to any Licensed Compounds or Licensed Products supplied pursuant to this Agreement, and without duplication: (a) to the extent the Licensed Compound or Licensed Product is manufactured by the supplying Party or its Affiliates, such Party’s or such Affiliate’s [**], including: (i) direct material costs [**]; (ii) direct labor costs [**] of [**]; (iii) costs [**] of [**] activities; (iv) [**] costs; and (v) [**], all of the foregoing determined in accordance with GAAP consistently applied; and (b) to the extent Licensed Compound or Licensed Product is manufactured by a Third Party contract manufacturing organization, (1) [**], including (i) costs for [**], provided that [**], and (ii) other costs [**], to the extent such costs [**], and (2) the supplying Party’s direct labor costs for [**]. Notwithstanding the foregoing, to the extent Licensed Compound or Licensed Product is manufactured by a Party or its Affiliates, Cost of Goods will not include any [**].
1.22“Cover” or “Covered” means, with respect to a particular subject matter at issue and a relevant Patent, that, in the absence of ownership of or a license under such Patent, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe one or more Valid Claims of such Patent, or, as to a pending claim included in such Patent, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe such Patent if such pending claim were to issue in an issued patent, provided that such claim is being prosecuted in good faith.
1.23“Cytokine” means any chemokine, interferon, interleukin, lymphokine, or growth factor.
1.24“Damages” means any loss, damage, diminution in value, claim, demand, settlement amount, judgment, award, fine, penalty, and reasonable costs and expenses of legal proceedings (including reasonable legal fees, expert fees, accounting fees or advisory fees).
1.25“Development” means all activities related to pre-clinical, non-clinical, and clinical drug discovery, research, or development activities, test method development and stability testing, toxicology, Licensed Compound manufacturing process development, CMC activities, formulation process development, manufacturing scale-up, qualification and validation, including quality assurance and quality control development, and any other activities reasonably related to or intended to lead to manufacture and supply of Licensed Compounds and Licensed Products, and the development and submission of information to a Regulatory Authority. When used as a verb, “Develop” means to engage in Development. For the avoidance of doubt, Development shall include any submissions (and activities required in support thereof) required by Applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved molecule or product.
1.26“Development Budget” has the meaning set forth in Section 6.2(a).
1.27“Development Plan” means the written plan setting forth the Development activities to be performed by Werewolf with respect to any Licensed Compound or Licensed Product under this Agreement, as may be amended and updated from time to time in accordance with Section 6.2.

1.28“Development Records” has the meaning set forth in Section 6.8(a).
1.29“Dollars” or “$” means United States Dollars.
1.30“Drug Approval Application” means (a) a New Drug Application, submitted to the FDA pursuant to 21 CFR § 314.50 (“NDA”); (b) a Biologics License Application submitted to the FDA pursuant to Section 351(a) of the Public Health Service Act and the regulations promulgated thereunder (“BLA”); (c) an application for authorization to market and/or sell a biological or pharmaceutical product submitted to a Regulatory Authority in any country or jurisdiction other than the U.S., including, with respect to the European Union, a marketing authorization application filed with the EMA pursuant to the Centralized Procedure or with the applicable Regulatory Authority of a country in the European Economic Area with respect to the decentralized procedure, mutual recognition or any national approval procedure (“MAA”); or (d) with respect to any biological or pharmaceutical product for which a NDA, BLA or MAA has been approved by the applicable Regulatory Authority, an application to supplement or amend such NDA, BLA or MAA to expand the approved label for such biological product to include use of such biological product for an additional Indication.
1.31“EMA” means the European Medicines Agency and any successor agency or authority having substantially the same function.
1.32“European Union” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto.
1.33“Equivalent Product” has the meaning set forth in Section 4.2.
1.34“EU Approval” means (a) receipt of Regulatory Approval of a Licensed Product in the European Union by the Centralized Procedure or in at least one of the Major European Countries and (b) first receipt of Pricing Approval for such Licensed Product in at least one of the Major European Countries.
1.35“Executive Sponsors” means, with respect to each of Werewolf and Jazz, a key executive with senior decision-making authority.
1.36“Exploit” or “Exploitation” means to make, have made, manufacture, import, export, use, sell, offer for sale, have sold, research, Develop, Commercialize, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market or otherwise dispose of.
1.37“FDA” means the United States Food and Drug Administration or any successor agency thereto.
1.38“FDA Approval” means receipt of Regulatory Approval of a Licensed Product by the FDA.
1.39“Financial Records” has the meaning set forth in Section 12.1.

1.40“First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after Regulatory Approval for the sale of such Licensed Product has been obtained in such country and where such disposition or transfer results in a recordable Net Sale in accordance with Jazz, or its Affiliate’s or Sublicensee’s applicable accounting practices (consistently applied). Sales prior to receipt of Regulatory Approval for such Licensed Product, such as so-called “treatment IND sales”, “named patient sales”, and “compassionate use sales” shall not constitute a First Commercial Sale.
1.41“First Indication” means the first Indication for which any Licensed Product has (i) been studied as referenced in the applicable protocol, in relation to a Clinical Trial, or (ii) received Regulatory Approval in a particular jurisdiction (e.g., [**]).
1.42“Force Majeure Event” has the meaning set forth in Section 19.12.
1.43“FTE” means the equivalent of one (1) appropriately qualified full-time Werewolf (including its Affiliates) employee’s work for a twelve (12) month period (consisting of a total of at least [**] hours per Calendar Year of dedicated effort). Any such employee who devotes fewer than [**] hours per Calendar Year on the applicable activities shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such employee on such activities, divided by [**]. For the avoidance of doubt, only hours devoted by qualified scientific, medical, manufacturing, technical, regulatory and other similar employees of Werewolf, as measured in accordance with Werewolf’s normal time allocation practices, shall apply toward an FTE, and in no event shall “FTE” include hours devoted by personnel performing administrative, managerial or corporate functions (e.g., human resources, finance, legal, and investor relations).
1.44“FTE Cost” means the FTE Rate multiplied by the number of FTEs applied to the performance of the relevant activity in accordance with the applicable Development Plan.
1.45“FTE Rate” means an initial rate of [**] Dollars ($[**]) per FTE per year, which rate shall apply through December 31, 2022. Thereafter, the FTE Rate shall be changed annually on a Calendar Year basis to reflect any year-to-year percentage increase or decrease (as the case may be) in the Consumer Price Index for All Urban Consumers, as published by the U.S. Department of Labor, Bureau of Labor Statistics (“CPI”) (based on the change from the most recent CPI available as of the Effective Date to the most recent CPI available as of the date of the calculation of such revised FTE Rate). For the avoidance of doubt, the FTE Rate is intended to cover the cost of salaries, benefits, infrastructure, travel, general laboratory or general office supplies, postage, insurance, training and all other general expenses and overhead items.
1.46“GAAP” means generally accepted accounting principles in the United States.
1.47“Generic Version” means, with respect to a particular Licensed Product and a particular country, any pharmaceutical or biological product that: (a) is biosimilar to, or interchangeable with, such Licensed Product, may be legally substituted for such Licensed Product, or otherwise is approved under a separate Regulatory Approval and in a manner that relied on or incorporated data submitted in connection with the regulatory filings for such

Licensed Product; and (b) is sold in such country by a Person other than Jazz, its Affiliates or Sublicensees.
1.48“GLP Toxicology Study” means any animal pharmacology and toxicology study conducted using cGLP.
1.49“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal), (d) supranational, multi-national organization or body, or (e) individual, Person, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
1.50“IFNα” means Interferon alpha.
1.51“IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Trials, including (a) an Investigational New Drug Application as defined in the United States Federal Food, Drug, and Cosmetic Act and the guidelines, guidances, and requirements promulgated thereunder, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, (e.g., a Clinical Trial Application (“CTA”)), and (c) all amendments thereof that may be filed with respect to the foregoing.
1.52“IND Clearance” means, with respect to an IND, the earlier to occur of: (a) receipt by or on behalf of Jazz or any of its Affiliates or Sublicensees, of written confirmation from a Regulatory Authority that Clinical Trials may commence or be conducted under such IND; or (b) expiration of the applicable waiting period after which Clinical Trials may commence or be conducted under such IND.
1.53“[**]” has the meaning set forth in Section [**].
1.54“IND Data Package” has the meaning set forth in Section 6.4(a).
1.55“IND-Enabling Studies” means the efficacy, genotoxicity, acute toxicology, safety pharmacology, and sub-chronic toxicology studies, that are intended to satisfy the applicable regulatory requirements, using applicable cGLP, that meet the standard necessary for submission as part of an IND.
1.56“Indemnitee” has the meaning set forth in Section 16.3.
1.57“Indemnitor” has the meaning set forth in Section 16.3.
1.58“Indication” means a distinct disease, disorder, illness, or health condition and all of its associated signs, symptoms, or any progression of the foregoing (including precursor conditions). An Indication shall be distinct from another Indication if the two indications relate to the prevention or treatment of diseases, disorders, illnesses, or health conditions caused or characterized by, or associated with, [**].
1.59“Information” means all knowledge of a technical, scientific, business and other nature, including technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, regulatory data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic, or any other form now known or hereafter developed.
1.60“Initial Development Plan” means the initial Development Plan set forth in Schedule 1.60.
1.61“Initial Lead Molecule” means that certain IFNα INDUKINE molecule referred to internally by Werewolf as WTX-613, as described in the letter from Reid Leonard, Chief Operating Officer of Werewolf, to Robert Iannone, Executive Vice President, Global Head of Research and Development of Jazz Pharmaceuticals PLC dated as of the Effective Date.
1.62“Initiation”, “Initiated” or “Initiates” means, with respect to a Clinical Trial, the first dosing of the first (1st) human subject in such Clinical Trial.
1.63“Insolvency Event” has the meaning set forth in Section 17.4.
1.64“Inspector” has the meaning set forth in Section 6.7.
1.65“Intellectual Property Rights” means any work of authorship, copyright, Patents, utility models, trade secret, trademark, tradename, trade or service mark (whether or not registered or unregistered), database rights, design rights (whether or not registered or unregistered), Know-How, and any registrations or applications relating to any of the foregoing, and any other rights of a similar nature or character, whether now existing or hereafter invented, discovered, created, made, conceived, developed, arising, or otherwise coming into being, as recognized by Applicable Law.
1.66“IFNα-based Domain” means (a) any naturally occurring or engineered IFNα or (b) any amino acid sequence variant thereof that (i) binds the type I IFN receptor and (ii) activates type I IFN receptor mediated signal transduction.
1.67“Jazz Background Know-How” means any and all Know-How Controlled by Jazz or any of its Affiliates (a) as of the Effective Date or (b) during the Term that is developed or invented through efforts outside of this Agreement.
1.68“Jazz Background Patents” means any and all Patents Controlled by Jazz or any of its Affiliates on the Effective Date or during the Term that Cover any Jazz Background Know-How.

1.69“Jazz Development Activities” has the meaning set forth in Section 6.1.
1.70“Jazz Development IP” means the Jazz Development Know-How and Jazz Development Patents.
1.71“Jazz Development Know-How” means any and all Know-How that is developed or invented: (a) between [**] and the Effective Date, by or on behalf of Werewolf or its Affiliates in the course of performing Development activities with respect to the Initial Lead Molecule, provided that such Know-How is not Werewolf Development Know-How, (b) during the Term, by or on behalf of a Party or its Affiliates, or by or on behalf of both Parties or their Affiliates jointly, in each case in the course of performing any Werewolf Development Activities, provided that such Know-How is not Werewolf Development Know-How, or (c) during the Term, solely by or on behalf of Jazz or its Affiliates in the course of performing activities directly related to the Exploitation of one or more Licensed Products.
1.72“Jazz Development Patents” means any and all Patents Controlled by Jazz on or after the Effective Date that Cover Jazz Development Know-How.
1.73“Jazz Development Plan” means the written plan submitted by Jazz to the JSC and finalized by Jazz pursuant to Section 6.11(a), as such plan may be amended and updated from time to time in accordance with Section 6.11(b).
1.74“Jazz Indemnitees” means the following Persons: (a) Jazz; (b) Jazz’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and permitted assigns of the Persons referred to in clauses (a), (b), and (c) above.
1.75“Jazz Polypeptide” has the meaning set forth in Section 1.79(c).
1.76“Joint Steering Committee” or the “JSC” has the meaning set forth in Section 2.1.
1.77“Key Personnel” has the meaning set forth in Section 6.5.
1.78“Know-How” means any and all data, results, inventions, methods, processes, trade secrets, techniques, technology, and other proprietary Information, whether patentable or not but which are not generally known, including discoveries, formulae, materials (including chemicals), biological materials (including expression constructs, assays, animal models, nucleic acid sequences, amino acid sequences, and cell lines), practices, test data (including pharmacological, toxicological, pre-clinical and clinical information and test data), analytical and quality control data (including drug stability data), manufacturing technology and data (including formulation data), and sales forecasts, data and descriptions.
1.79“Licensed Compound” means:
(a)the Initial Lead Molecule,

(b)subject to Section 5.1, any isolated recombinant polypeptide that is identified, developed, synthesized, created, discovered, generated or invented by or on behalf of Werewolf or its Affiliates prior to the Effective Date or during the Term and that comprises at least one of each of the following domains (i) an IFNα-based Domain, [**]; such polypeptide may also comprise one or more additional domains, including one or more [**] domains but may not comprise any [**] domains other than [**]; or
(c)any isolated recombinant polypeptide that is identified, developed, synthesized, created, discovered, generated or invented by or on behalf of Jazz or its Affiliates during the Term using the Licensed Technology and that comprises at least one of each of the following domains: (i) an IFNα-based Domain, [**]; such polypeptide may also comprise one or more additional domains, including one or more [**] domains but may not comprise any [**] domains other than [**] (each such polypeptide, a “Jazz Polypeptide”);
each of (b)-(c) solely to the extent that [**] of the recombinant polypeptide [**].
1.80“Licensed Know-How” means the Werewolf Development Know-How and the Werewolf Background Know-How.
1.81“Licensed Patents” means the Werewolf Development Patents and the Werewolf Background Patents.
1.82“Licensed Product” means any product that contains one (1) or more Licensed Compounds, whether alone or together with one (1) or more Other Active Ingredients, in any dosage strength, form, or formulation, and for any mode of administration. For the avoidance of doubt, all Licensed Products that contain the same Licensed Compound shall be considered to be the same Licensed Product, whether or not with Other Active Ingredients, and whether or not they are in a different pharmaceutical form, formulation, dosage form, dosage strength, or which have a different mode of delivery, and for such purposes, all Licensed Compounds that have the same domains shall be considered to be the same Licensed Compound.
1.83“Licensed Product Improvement Fee” has the meaning set forth in Section 5.1(c)(ii).
1.84“Licensed Product Improvement Test Data” means data arising from the testing of (a) a New Domain that is an IFNα-based Domain or (b) a New Domain together with an IFNα-based Domain, which data can be used to determine whether such New Domain could result in a Licensed Compound that [**].
1.85“Licensed Technology” means the Werewolf Background IP and Werewolf Development IP.
1.86“Mainland China” means the People’s Republic of China; it does not include Hong Kong or Taiwan.
1.87“Major European Country” means any of [**].
1.88“Major Market Country” means any of [**].

1.89“Milestone Event” means a milestone event described in a table set forth in Section 10.2 or 10.3.
1.90“Milestone Payment” means a milestone payment described in a table set forth in Section 10.2 or 10.3.
1.91“Net Sales” means, with respect to a Licensed Product, the total amounts received by Jazz, its Affiliates, or Sublicensees in the Territory from sales of such Licensed Product to Third Parties, in bona fide arm’s length transactions, less customary deductions, to the extent that they are in accordance with the standard internal policies and procedures consistently applied by that party recording such sales to calculate revenue for financial reporting purposes, including deductions actually taken, paid, accrued, allocated or allowed based on good faith estimates, with respect to such sales (and consistently applied) including:
(a)[**];
(b)[**];
(c)[**];
(d)[**];
(e)[**];
(f)[**];
(g)[**]; and
(h)[**].
    For clarity, Net Sales shall not include [**] or [**]. Further, [**] shall be disregarded in determining Net Sales. Net Sales shall not include sales between or among Jazz, its Affiliates, or Sublicensees.
    For purposes of calculating Net Sales, all Net Sales shall be converted into Dollars in accordance with Section 11.1.
    In the event a Licensed Product is a Combination Product, the Net Sales for such Combination Product shall be calculated as follows:
(i)If Jazz, its Affiliate, or Sublicensee separately sells in such country or other jurisdiction, (A) a product containing as its sole active ingredient a Licensed Compound contained in such Combination Product (the “Mono Product”) and (B) products containing as their sole active ingredients the Other Active Ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: “A” is [**] and “B” is [**].

(ii)If Jazz, its Affiliate, or Sublicensee separately sells in such country or other jurisdiction the Mono Product but does not separately sell in such country or other jurisdiction products containing as their sole active ingredients the Other Active Ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: “A” is [**], and “C” is [**].
(iii)If Jazz, its Affiliates, and Sublicensees do not separately sell in such country or other jurisdiction the Mono Product but do separately sell products containing as their sole active ingredients the Other Active Ingredients contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction (D-E)/D where: “D” is the [**] and “E” is the [**].
(iv)If Jazz, its Affiliates, and Sublicensees do not separately sell in such country or other jurisdiction both the Mono Product and the Other Active Ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be determined by [**].
1.92“New Domain” has the meaning set forth in Section 5.1(b).
1.93“New Third Party IP” has the meaning set forth in Section 5.1(c)(ii).
1.94“New Third Party IP Payment” has the meaning set forth in Section 5.1(c)(ii).
1.95“Other Active Ingredient” means any active ingredient in a Combination Product which is not a Licensed Compound, but excluding [**].
1.96“Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications and any and all rights to claim priority thereto; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
1.97“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department, or agency of a government.

1.98“Phase 1 Clinical Trial” means a human clinical trial of a Licensed Product that satisfies the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a) (or any amended or successor regulations), regardless of where such clinical trial is conducted.
1.99“Phase 2 Clinical Trial” means (a) a human clinical trial of a Licensed Product that satisfies the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations), regardless of where such clinical trial is conducted; provided that (b) [**], and (c) [**].
1.100“Phase 3 Clinical Trial” means a human clinical trial of a Licensed Product that satisfies the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations), regardless of where such clinical trial is conducted, and is designed to ascertain efficacy and safety of such Licensed Product for the purpose of submitting a Drug Approval Application to a Regulatory Authority.
1.101“Phase 1 Delivery Schedule” has the meaning set forth in Section 8.2(b).
1.102“Plan Revisions” has the meaning set forth in Section 6.2(b).
1.103“Pricing Approval” means such governmental approval, agreement, determination, or decision establishing prices for a Licensed Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Regulatory Authorities approve or determine the price and/or reimbursement of pharmaceutical products.
1.104“Product Patents” means any Werewolf Background Patent or Werewolf Development Patent that solely claims the composition of matter, manufacture, or method of use of one or more Licensed Compounds or Licensed Products.
1.105“Project Manager” has the meaning set forth in Section 2.8.
1.106“Proposal Budget” means the budget for the Werewolf Reimbursable Costs between [**] and the Effective Date, as set out in Schedule 1.106.
1.107“Regulatory Approval” means, with respect to any Licensed Product, any and all approvals (including NDAs and supplements and amendments thereto and active INDs), licenses, registrations (except manufacturing establishment registrations) or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market any Licensed Product, including, where applicable, (a) Pricing Approval, (b) pre- and post-approval marketing authorizations, and (c) labeling approvals.
1.108“Regulatory Authority” means any applicable Government Body responsible for granting Regulatory Approvals for any product, including the FDA and EMA.
1.109“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, consultants, and representatives.
1.110“Rest of the Territory” means the Territory excluding [**].

1.111“Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending on the latest to occur of (a) the expiration of the last-to-expire Valid Claim of any Licensed Patent that Covers the composition of matter of the Licensed Compound contained in such Licensed Product in such country, (b) the [**] anniversary of the First Commercial Sale of such Licensed Product in such country, and (c) the expiration of regulatory exclusivity (including pursuant to 42 U.S.C. §262(k)(7)(A) if applicable) for such Licensed Product in such country.
1.112“Second Indication” means, with respect to a particular milestone event (e.g. FDA Approval), any Indication other than the First Indication for which such milestone event was achieved by Jazz or its Affiliate or Sublicensee with respect to any Licensed Product.
1.113“Service Taxes” has the meaning set forth in Section 11.3(a).
1.114“Subcontractor Background IP” means any Intellectual Property Rights that (a) are Controlled by a Third-Party subcontractor prior to its engagement by Werewolf to perform Werewolf Development Activities or independent of such engagement and (b) are necessary to Exploit any Intellectual Property Rights generated by such subcontractor in the course of performing the subcontracted Werewolf Development Activities.
1.115“Subcontractor Improvement IP” has the meaning set forth in Section 6.6.
1.116“Sublicensee” means any Third Party that is sublicensed under the Licensed Technology by Jazz to Exploit or have Exploited Licensed Compounds or Licensed Products, excluding any wholesaler, distributor, or other contractor under Section 3.3.
1.117“Tax” means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be imposed, assessed or collected by or under the authority of any Governmental Body.
1.118“Term” has the meaning set forth in Section 17.1.
1.119“Territory” means worldwide.
1.120“Third Indication” means, with respect to a particular milestone event (e.g. FDA Approval), any Indication other than the First Indication or the Second Indication for which such milestone event was achieved by Jazz or its Affiliate or Sublicensee with respect to any Licensed Product.
1.121“Third Party” means any Person other than Jazz or Werewolf or an Affiliate of either Jazz or Werewolf.
1.122“Third Party Claim” has the meaning set forth in Section 16.1.

1.123“United States” means the United States of America, including its territories and possessions.
1.124“Valid Claim” means either: (a) a claim of a pending Patent application that has not been pending for more than [**] after the relevant application date for said application, which claim was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; or (b) a claim of any issued and unexpired Patent for which the validity, enforceability, or patentability has not been affected by any of the following: (x) irretrievable lapse, cancellation, abandonment, revocation, dedication to the public, or disclaimer; or (y) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction without the possibility of appeal. A claim that was pending for more than [**] after the relevant application date for said application and that subsequently issues in a granted Patent shall, subject to this Section 1.124(b), be considered a Valid Claim as of such subsequent issuance date, [**].
1.125“Werewolf Background IP” means the Werewolf Background Know-How and the Werewolf Background Patents.
1.126“Werewolf Background Know-How” means any and all Know-How Controlled by Werewolf or any of its Affiliates (a) on the Effective Date (except to the extent that such Know-How is Jazz Development Know-How pursuant to Section 1.71(a)), or (b) during the Term that is developed or invented through efforts outside of this Agreement, in each case (a) and (b), that is necessary or reasonably useful to Exploit Licensed Compounds or Licensed Products. The Werewolf Background Know-How includes all Know-How listed on Schedule 1.125. For clarity, and subject to the foregoing, the Werewolf Background Know-How does not include any Know-How Controlled by Werewolf or any of its Affiliates that (i) is solely related to Werewolf’s INDUKINE technology, (ii) was or is not used by Werewolf or any of its Affiliates with respect to the Initial Lead Molecule or in the course of performing Werewolf Development Activities and (iii) is not necessary or reasonably useful for the subsequent research, development, manufacture or commercialization of any Licensed Compound or Licensed Product.
1.127“Werewolf Background Patents” means (a) the Patents set forth in Schedule 1.126; and (b) any Patents Controlled by Werewolf and/or any of its Affiliates (i) as of the Effective Date, or (ii) during the Term that are invented through efforts outside of this Agreement, in each case (i) and (ii) that Cover any Werewolf Background Know-How or the composition of matter, manufacture, method of use, formulation or other use of any Licensed Compound or Licensed Product or any component thereof.
1.128“Werewolf Development IP” means the Werewolf Development Patents and Werewolf Development Know-How.
1.129“Werewolf Development Know-How” means any and all Know-How that (a) is developed or invented (i) between [**] and the Effective Date, by or on behalf of Werewolf or its Affiliates in the course of performing Development activities with respect to the Initial Lead Molecule, or (ii) during the Term, by or on behalf of Werewolf or its Affiliates in the course of performing the Werewolf Development Activities and (b)(i) [**], or (ii) [**].

1.130“Werewolf Development Patents” means any and all Patents Controlled by Werewolf after the Effective Date that Cover any Werewolf Development Know-How.
1.131“Werewolf Development Activities” has the meaning set forth in Section 6.1.
1.132“Werewolf In-License” means any agreement existing on the Effective Date or which comes into effect during the Term pursuant to which Werewolf or any of its Affiliates are granted rights which form part of the Licensed Technology.
1.133“Werewolf Indemnitees” means the following Persons: (a) Werewolf; (b) Werewolf’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and permitted assigns of the Persons referred to in clauses (a), (b) and (c) above.
1.134“Werewolf Reimbursable Costs” means (a) all external pass-through costs and FTE Costs reasonably actually incurred by Werewolf between [**] and the Effective Date which arose directly and specifically from the performance by Werewolf of Development activities with respect to the Initial Lead Molecule, without in the case of pass-through costs, any handling fee, administration fee or other form of mark-up, provided that such costs do not exceed the Proposal Budget, and (b) all external pass-through costs and FTE Costs reasonably actually incurred by Werewolf during the Term which arose directly and specifically from the performance by Werewolf of Werewolf Development Activities in accordance with a Development Plan, without in the case of pass-through costs, any handling fee, administration fee or other form of mark-up, provided that such costs do not exceed the Development Budget for such activities set out in the applicable Development Plan.
1.135“Werewolf’s INDUKINE Technology” means Werewolf’s technology for designing, optimizing and engineering conditionally activated immunomodulators to deliver cytokines that have full biological potency, by integrating specialized cytokine domains, protease-cleavable linkers, cytokine blocking domains (that can be steric blockers or specific blockers) and optionally half-life extension domains into a molecule that is administered systemically, but activated in the tissue microenvironment with a goal of generating a potent immune response while minimizing toxicity.
2.Governance
2.1Joint Steering Committee. Within [**] after the Effective Date, or as mutually agreed to by the Parties, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”).
2.2Specific Responsibilities of the JSC. The JSC shall oversee the Werewolf Development Activities and serve as an information sharing body with respect to Jazz Development Activities. Without limiting the foregoing, the JSC shall:
(a)foster a collaborative relationship between the Parties;
(b)review, discuss, and approve each Development Plan (other than the Initial Development Plan) and the corresponding Development Budget, in accordance with Section 6.2;

(c)review, discuss, and approve all Plan Revisions, including to the Initial Development Plan;
(d)oversee the conduct of each Development Plan;
(e)oversee the manufacturing technology transfer process set out in Section 8.7;
(f)review and discuss the results of all work conducted under any Development Plan;
(g)establish and oversee the process for the ongoing transfer of Licensed Know-How to Jazz;
(h)review and discuss the Jazz Development Plan, and any proposed annual revisions or updates;
(i)review and discuss the material results of Jazz Development Activities;
(j)establish a Patent Working Group to review and discuss the prosecution strategy for Product Patents, as set forth more fully in Section 13.1;
(k)on an as-needed basis, establish subcommittees to perform specific duties of the JSC, direct each such subcommittee to perform the functions for which it is established, and oversee each subcommittee, including resolution of disputes raised to the JSC by any subcommittee; and
(l)perform such other functions as appropriate to further the purposes of the performance of any Development Plan, as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.
2.3JSC Membership and Meetings.
(a)JSC Representatives. The JSC shall consist of [**] representatives from each Party. Each JSC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its representatives on the JSC on written notice to the other Party. [**] shall appoint the chairperson of the JSC. The chairperson shall prepare and circulate agendas to JSC members at least [**] before each JSC meeting and shall direct the preparation of reasonably detailed minutes for each JSC meeting, which shall be circulated to JSC members for review and approval within [**] after such meeting.
(b)Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event less frequently than [**] by telephone or video conference, unless otherwise agreed by the Parties. The first JSC meeting shall be held within [**] after the Effective Date. In-person meetings, if any, will be held at locations agreed by the Parties. If agreement cannot be reached then the Parties shall alternate the location of such in-person meetings, beginning with a location chosen by [**]. Each Party shall be responsible for all of its own expenses of participating in any JSC meeting. No action taken at any meeting of the JSC shall be effective unless at least one (1) representative of each Party is participating. In addition, either Party may request that a special ad hoc meeting of the JSC be convened for the purpose of reviewing or making decisions pertaining to time-sensitive subject-matter, at such time as may be mutually agreed by the Parties.
(c)Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its JSC representatives, to attend the JSC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld, conditioned, or delayed. Such Party shall ensure that such Third Party is bound by written confidentiality obligations consistent with the terms of this Agreement.
2.4Decision-Making.
(a)General. During the performance of any Development Plan, the Parties shall use good faith efforts to reach all JSC decisions by consensus, with each Party’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the representatives of the Parties cannot reach an agreement as to such matter, then either Party at any time may refer such issue to the Executive Sponsors for resolution, who shall confer in good faith. Any final decision mutually agreed by the Executive Sponsors shall be conclusive and binding on the Parties.
(b)Decision-Making Authority. If the Executive Sponsors cannot reach consensus on an issue within [**] of such issue first being referred to them, then:
(i)Werewolf shall have final decision-making authority on matters relating solely to the [**]; and
(ii)Jazz shall have final decision-making authority on all other matters within the scope of the JSC’s authority, including (1) [**], and (2) [**]. Werewolf acknowledge and agrees that it [**].
2.5Limitations on Authority. The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the JSC shall not have the power to amend, interpret, or waive compliance with this Agreement, and no JSC decision may be in contravention of any terms and conditions of this Agreement.
2.6Discontinuation of the JSC. The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. The JSC shall continue to exist until the first to occur of: (a) the Parties mutually agree in writing to disband the JSC or (b) [**]. Upon the first to occur of the foregoing (a) or (b), the Parties shall schedule a final JSC meeting to conclude the business of the JSC. At the conclusion of such final JSC meeting the JSC shall automatically dissolve and, thereafter, each Party shall designate, to the extent necessary, a contact person for the exchange of information under this Agreement or such exchange of information shall be made through the designated strategic partnership managers or Alliance Managers, and decisions of the JSC, if any, shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.
2.7Working Group. The JSC shall establish and delegate duties to a working group (“Working Group”) to oversee the Werewolf Development Activities. Unless otherwise agreed, all communications between Jazz and Werewolf regarding the conduct of the Werewolf Development Activities shall be addressed between the Parties via the Working Group. Meetings of the Working Group shall take place as provided for in Schedule 2.7. The Working Group constitution, representation and frequency of meetings shall be determined in accordance with Schedule 2.7 unless the Parties agree otherwise. Working Group meetings will be held by means of telecommunications or video conference as provided for in Schedule 2.7, or otherwise as the Working Group deems necessary or appropriate. Any decisions of the Working Group shall be made in the manner provided for in Schedule 2.7. Any dispute between the designees of Werewolf and Jazz on a Working Group shall be referred to the JSC for resolution. The Working Group shall be subject to the oversight of and direction from the JSC as set forth in Schedule 2.7, and shall report to the JSC. In no event shall the authority of the Working Group exceed that specified for the JSC.
2.8Project Managers. Werewolf and Jazz shall each appoint one of its representatives on the Working Group to oversee contact between the Parties for all matters under this Agreement (each a “Project Manager”). The Werewolf Project Manager shall regularly report to Jazz via the Working Group and JSC on the progress and performance of the Werewolf Development Activities, including requesting that the Working Group meet to discuss various aspects of each Development Plan. Without limiting the generality of the foregoing, the Project Manager shall be permitted to call ad hoc meetings of the Working Group to discuss (a) performance or unavailability of a subcontractor, (b) use of replacement or alternative subcontractor, (c) issues with experiment or study design, (d) proposed Plan Revisions in light of the experimental results, and (e) other potential delays against Development Plan timelines. Each Party shall, and shall cause its Project Manager to, use commercially reasonable efforts to respond to any communication from the other Party within [**] after his/her receipt of such communication. Each Party may replace its Project Manager at any time by written notice to the other Party.
2.9Alliance Manager. Promptly after the Effective Date, each Party shall appoint an individual who shall be an employee of such Party having appropriate seniority and experience to act as the alliance manager for such Party (the “Alliance Manager”). Without limiting the foregoing, each Party’s Alliance Manager shall have greater seniority and experience than its Project Manager. Each Alliance Manager shall be responsible for coordinating and managing business processes and interfacing between the Parties throughout the performance of the Development Plan. Each Alliance Manager shall, in cooperation with the chairperson of the JSC, be responsible for planning and executing each JSC meeting and shall attend JSC meetings as appropriate as non-voting participants. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Party shall bear its own costs of its Alliance Manager.

3.License
3.1License Grant to Jazz. Subject to the terms and conditions of this Agreement, Werewolf hereby grants to Jazz:
(a)an exclusive (even as to Werewolf and its Affiliates), transferable, sublicensable (through multiple tiers and in accordance with Section 3.2), worldwide license, under the Licensed Patents, solely to Exploit Licensed Compounds and Licensed Products; and
(b)a non-exclusive, transferable, sublicensable (through multiple tiers and in accordance with Section 3.2), worldwide license, under the Licensed Know-How, solely to Exploit Licensed Compounds and Licensed Products.
3.2Sublicensing. Jazz shall have the right to grant written sublicenses under the licenses granted in Section 3.1 through multiple tiers of sublicenses; provided that each sublicense granted by Jazz pursuant to this Section 3.2 will be subject and subordinate to the terms and conditions of this Agreement. Jazz shall promptly provide [**]. Werewolf shall use commercially reasonable efforts for a period beginning [**] after the Effective Date and ending on the [**] anniversary of the Effective Date, to obtain, from [**]. Werewolf shall promptly notify Jazz upon receiving any such [**] and Jazz’s obligations pursuant to this Section 3.2 to provide [**] shall terminate to the extent that [**].
3.3Subcontracting by Jazz. Jazz shall have the right to use the services of any Third Parties, including distributors, Third Party contract research organizations, or service providers, to perform its Development, manufacturing, and Commercialization activities; provided that Jazz shall remain responsible for such Third Parties’ performance on behalf of Jazz under this Agreement.
3.4License Grant to Werewolf.
(a)Jazz hereby grants to Werewolf, a non-exclusive license, with the right to grant sublicenses to Affiliates and subcontractors, under the Licensed Patents and Jazz Background Patents, solely for the limited purpose of conducting the activities assigned to Werewolf under a Development Plan or as otherwise permitted under Section 5.1 and the exception in Section 4.1.
(b)Jazz hereby grants to Werewolf a paid up, non-exclusive license, with the right to grant sublicenses to Affiliates, subcontractors and Werewolf sublicensees, under [**] that is (i) [**], and (ii) [**], solely to the extent [**] but excluding [**].
3.5No Implied License; Retained Rights. No right or license under any Intellectual Property Rights is granted or will be granted by either Party by implication. All rights or licenses are or will be granted only as expressly provided in this Agreement. Notwithstanding the non-exclusive nature of the license set forth in Section 3.1(b), Werewolf and its Affiliates shall not use or practice the Licensed Know-How to, or grant any licenses or other rights under the Licensed Know-How to, Exploit Licensed Compounds or Licensed Products without the prior written consent of Jazz, except for the sole purpose of conducting the activities assigned to Werewolf under a Development Plan.

3.6Confirmatory Patent License. Werewolf shall, if requested to do so by Jazz and at Jazz’s reasonable expense, promptly enter into confirmatory license agreements in the form or substantially the form reasonably requested by Jazz for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as Jazz considers appropriate.
3.7Third Party Agreements. Except with respect to (a) any Third Party payment that is included in a Licensed Product Improvement Fee for a New Domain for which Jazz obtained a license pursuant to Section 5.1(c)(ii) and (b) any New Third Party IP Payments owed to the applicable Third Party licensor for any New Third Party IP for which Jazz took a sublicense pursuant to Section 5.1(c)(ii), Werewolf shall be responsible for all payments owed to its Third Party licensors, including with respect to any rights Werewolf has in and to the Licensed Technology and any payments arising under any Werewolf In-License.
3.8Licensed Know-How.
(a)Initial Transfer. Promptly following the Effective Date and in any event no later than [**] thereafter, Werewolf shall, and shall use diligent efforts to cause its Affiliates and any contractors to, initiate transfer to Jazz all Licensed Know-How existing as of such date and shall continue to exercise diligent efforts to complete such transfer of Licensed Know-How to Jazz as soon as thereafter reasonably practicable.
(b)Ongoing Transfer. From time to time during the Term and in any event no less frequently than [**], Werewolf shall, and shall use diligent efforts to cause its Affiliates and any contractors, to promptly transfer to Jazz all Licensed Know-How that has not previously been provided to Jazz hereunder, provided that, any manufacturing technology transfer will occur in accordance with Section 8.7. Simultaneously with the submission of any IND Data Package to Jazz in accordance with Section 6.4(a), Werewolf shall provide to Jazz a written report setting out all Licensed Know-How existing at such date.
(c)Cooperation. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of the Licensed Know-How in accordance with this Section 3.8. Without limiting the foregoing, Werewolf shall provide all such items in electronic form to the extent the same exists in electronic form and shall provide copies and an opportunity to inspect (and copy) original versions for all other materials comprising such Licensed Know-How (including for example, original patient report forms and other original source data). It is understood all Licensed Know-How shall be made available to Jazz in the language in which it was created together with all existing translations and summaries thereof. Upon request by Jazz, Werewolf shall, and shall use diligent efforts to cause its Affiliates and any contractors to, reasonably cooperate with and assist Jazz as may be necessary or desirable in order to allow Jazz to understand the Licensed Know-How and to utilize the Licensed Know-How for the purposes contemplated in this Agreement and Werewolf shall promptly provide responses to Jazz’s inquiries for clarification or further information relating thereto.

4.Exclusivity.
4.1During the Term, except for the [**], Werewolf shall not, and shall ensure that its Affiliates shall not, whether on their own or with or through any Third Party (including through licensing to or from any Third Party), [**].
4.2Subject to Section 19.1, from the Effective Date until the earlier of (a) the [**] anniversary of the Effective Date, or (b) [**], shall not, and shall ensure that its Affiliates shall not, whether on their own or with or through any Third Party (including through licensing to or from any Third Party), [**] (an “Equivalent Product”).
5.Licensed Compound Creation
5.1
(a)If at any time during the Term, Werewolf or its Affiliates identify, develop, synthesize, create, discover, generate or invent any isolated recombinant polypeptide that falls within the criteria set out in Section 1.79(b), Werewolf shall promptly notify Jazz of all relevant results, data and other details pertaining to such polypeptide and shall promptly and fully respond to any queries or requests for further information that Jazz may make, and such isolated recombinant polypeptide shall automatically be included as a Licensed Compound from the date such isolated recombinant polypeptide was first identified, developed, created, generated or discovered.
(b)If at any time during the Term, Werewolf or its Affiliates identify, develop, synthesize, create, discover, generate or invent any [**] domain or domain described in Section 1.79(b)(i)-(iii) (each such [**] domain or other domain, a “New Domain”), then at the next JSC meeting after [**], Werewolf shall disclose to the JSC the [**], including a summary of all relevant results, data and other details related to the New Domain and any Licensed Product Improvement Test Data generated by or on behalf of Werewolf or its Affiliates in their discretion with respect to such New Domain, and Werewolf shall promptly and fully respond to any queries or reasonable requests for further information that Jazz may make. If no Licensed Product Improvement Test Data were included in Werewolf’s disclosure to the JSC with respect to a particular New Domain or if the Licensed Product Improvement Test Data so included were insufficient to [**], then Jazz shall have the right, in its discretion and upon notice to Werewolf, to request Werewolf to generate Licensed Product Improvement Test Data for such New Domain [**], in which case Werewolf shall promptly accept or decline such request in writing. If Werewolf accepts such request, it will use diligent efforts to promptly generate and disclose to Jazz such Licensed Product Improvement Test Data. If Werewolf declines Jazz’s request to generate the Licensed Product Improvement Test Data for such New Domain, Jazz may generate such Licensed Product Improvement Test Data for such New Domain at Jazz’s sole expense and (A) Werewolf shall provide Jazz with all Know-How Controlled by Werewolf or its Affiliates that is necessary or would have been used by Werewolf to facilitate such generation and (B) Jazz will disclose such Licensed Product Improvement Test Data to Werewolf promptly after its generation. [**]. In the event that Werewolf or its Affiliates [**], Jazz shall upon request from Werewolf [**], provided however, pursuant to section [**], Jazz or its Affiliates shall have the right to [**].

(c)If either Party reasonably believes based on the Licensed Product Improvement Test Data for a particular New Domain that such New Domain could [**], then such Party shall provide notice to the other Party of such belief and if the identification, development, synthesis, creation, discovery, generation or invention of such New Domain first occurred:
(i)on or before the [**] anniversary of the Effective Date, such New Domain shall be deemed to automatically have been licensed to Jazz, for use in Licensed Compounds, from the date such New Domain was first identified, developed, created, generated or discovered; or
(ii)after the [**] anniversary of the Effective Date, such New Domain shall be licensed to Jazz for use in Licensed Compounds in accordance with this Section 5.1(c)(ii). If Jazz notifies Werewolf of its interest in potentially obtaining a license to such New Domains, Werewolf shall promptly (1) provide an accounting of its costs (including any payments made or owed to Third Parties) for the identification, development, synthesis, creation, discovery, generation or invention of such New Domain, which costs shall include [**] and shall be pro-rated if (A) [**] or (B) [**] (such costs, the “Licensed Product Improvement Fee”) and (2) (A) identify in writing any Patents or Know-How that (x) were in-licensed by Werewolf or its Affiliates from a Third Party and not already included in the Werewolf Background IP, (y) are Controlled by Werewolf or its Affiliates, and (z) would be necessary or reasonably useful to Exploit such New Domain as part of a Licensed Compound (such Patents and Know-How, “New Third Party IP”), (B) provide Jazz with a copy of the license agreement between Werewolf or its Affiliate and such Third Party with respect to such New Third Party IP, (C) provide detailed written itemization of all milestones, royalties and other payments that would be owed to such Third Party on account of the Exploitation of such New Domain as part of a Licensed Compound if Jazz were to take a sublicense to such New Third Party IP, which milestones and other payments shall be pro-rated [**] (such itemized milestones, royalties and other payments so summarized, the “New Third Party IP Payments”). Werewolf shall promptly and fully respond to any queries or requests for further information that Jazz may make. If Jazz decides to take a license for such New Domain, it shall deliver a license exercise notice to Werewolf within [**] of its receipt of all information that Werewolf is obligated to provide pursuant to this Section 5.1(c)(ii), which exercise notice shall identify any New Third Party IP that Jazz wishes to obtain a sublicense to in connection therewith. For each license exercise notice delivered by Jazz pursuant to this Section 5.1(c)(ii), Jazz shall make a payment to Werewolf within [**] of receipt of an applicable invoice issued by Werewolf following such notice for the applicable Licensed Product Improvement Fee, the New Domain shall be licensed to Jazz as of the date of payment of the Licensed Product Improvement Fee and the New Third Party IP identified in Jazz’s license exercise notice shall be sublicensed to Jazz (and thereby deemed to be included in the Licensed Technology) as of such date. Thereafter, Jazz shall be solely responsible for any New Third Party IP Payments due to the applicable Third-Party licensor if such New Domain is used by Jazz or its Affiliates or Sublicensees in a Licensed Product and Jazz took a sublicense to the applicable New Third Party IP.
5.2In the event that any isolated recombinant polypeptide becomes a Licensed Compound pursuant to Section 5.1(a) or any New Domain becomes licensed to Jazz pursuant to Section 5.1(c), Werewolf will:

(a)promptly transfer to Jazz all results and data relating to the applicable isolated recombinant polypeptide or domain, at Jazz’s costs and expense; and
(b)cease all work on such isolated recombinant polypeptide or on such domain in conjunction with the other domains described in Section 1.79(b)(i)-(iii), unless otherwise agreed by the Parties in writing.
5.3Jazz and its Affiliates have the right to identify, develop, synthesize, create, discover, generate and invent Jazz Polypeptides (all of which are Licensed Compounds) and to engage Third Parties to do so, provided that Jazz does not, without Werewolf’s prior written consent, [**] (as opposed to prior art) in a published Patent that is owned or controlled by Werewolf and listed on Schedule 5.3, which schedule may be updated from time to time by Werewolf upon written notice to Jazz.
6.Development
6.1Overview. Subject to the terms and conditions of this Agreement, Werewolf shall be responsible for performing IND-Enabling Studies with respect to the Initial Lead Molecule, generating and delivering to Jazz all data and materials necessary for the preparation of an IND for the Initial Lead Molecule, and conducting any other Development activities for Licensed Compounds as the Parties may agree and as are specified in any Development Plan (the “Werewolf Development Activities”). Werewolf shall also provide Jazz, at Jazz’s reasonable request and expense, with reasonable support with respect to Jazz’s preparation of such IND. Jazz shall be responsible, at its sole cost and expense, for all Development activities to Exploit Licensed Products (other than the Werewolf Development Activities), including preparing, filing and owning all applications for Regulatory Approval and handling all interactions with Regulatory Authorities (the “Jazz Development Activities”).
6.2Development Plans.
(a)General. The Parties have agreed the Initial Development Plan as of the Effective Date with respect to the pre-clinical Development activities to be conducted by Werewolf on the Initial Lead Molecule. The Parties may, upon mutual agreement, enter into an additional Development Plan, if any, with respect to each of up to [**] Licensed Compounds other than the Initial Lead Molecule. Each Development Plan shall set forth the timeline and details for all Werewolf Development Activities to be conducted pursuant to such plan and shall include a reasonably detailed budget of the costs and expenses for the activities to be conducted pursuant to such plan (such budget the “Development Budget”). In addition, the Development Plan shall identify specified personnel of Werewolf to perform and/or oversee the conduct of specific Werewolf Development Activities, including Key Personnel, if applicable. If the terms of the Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.
(b)Revisions. The JSC shall review each Development Plan (and associated Development Budget) [**] for potential amendment in accordance with this Section 6.2(b). In addition, from time to time, either Party may prepare updates and amendments, as appropriate, to a Development Plan to add, remove or modify the Werewolf Development Activities under such Development Plan (“Plan Revisions”). The Party wishing to make such a revision shall submit a copy of the proposed Plan Revisions to the other Party, via the Working Group, for review and comment. The Working Group shall propose all Plan Revisions to the JSC for review, discussion, and approval.
6.3Development Costs.
(a)Werewolf shall directly pay all costs for all Werewolf Development Activities. Jazz shall reimburse Werewolf for one hundred percent (100%) of the Werewolf Reimbursable Costs in accordance with Section 6.3(c) or 6.3(d).
(b)Development Budget. The Parties shall meet, on a [**] basis, to discuss and review, line-by-line, the actual costs incurred by Werewolf in performing a Werewolf Development Activities compared to the amounts set forth in the then-current applicable Development Budget with respect thereto.
(c)Pre-Effective Date Werewolf Reimbursable Costs. Werewolf shall submit to Jazz on or no more than [**] before the Effective Date a good faith estimate of the Werewolf Reimbursable Costs incurred, and still to be incurred, by Werewolf between [**] and the Effective Date (the “Pre-Effective Date Period”). Within [**] after the Effective Date, Werewolf shall submit to Jazz (i) an invoice setting forth the total Werewolf Reimbursable Costs incurred by Werewolf during the Pre-Effective Date Period, (ii) timesheets indicating the percentage of time and the hour equivalent of such percentage Werewolf personnel allocated to the Development of the Initial Lead Molecule during the Pre-Effective Date Period, as reasonably necessary to confirm the manner and circumstances in which such costs were incurred, and (iii) documentation confirming any out-of-pocket expenses paid by Werewolf for Development of the Initial Lead Molecule during the Pre-Effective Date Period. Such invoice, timesheets and out-of-pocket expenses shall reflect the estimate provided by Werewolf to Jazz on or before the Effective Date, unless otherwise agreed by the Parties. Jazz shall pay the undisputed amount invoiced within [**] after receipt of the invoice. For clarity, FTE Costs of Werewolf’s Affiliates shall be treated as FTE Costs of Werewolf and not an out-of-pocket expense. Jazz shall have no responsibility for, nor any liability in respect of, any costs incurred by Werewolf prior to the Effective Date for Development of the Initial Lead Molecule that are not Werewolf Reimbursable Costs.
(d)Estimates and Invoices. At least [**] prior to end of each [**] during the Term, Werewolf shall submit to Jazz in writing a good faith estimate of the total Werewolf Reimbursable Costs incurred by Werewolf in accordance with the Development Budget in such [**]. Such estimate shall be used by Jazz for accounting purposes only and shall not be considered binding on either Party. Within [**] after the end of each month in which Werewolf incurs any Werewolf Reimbursable Costs, Werewolf shall submit to Jazz (i) an invoice setting forth the total Werewolf Reimbursable Costs incurred by Werewolf in accordance with the Development Budget in such month, (ii) monthly timesheets indicating the percentage of time and the hour equivalent of such percentage Werewolf personnel allocated to the Werewolf Development Activities during such month, as reasonably necessary to confirm the manner and circumstances in which such costs were incurred, and (iii) documentation confirming any out-of-pocket expenses paid by Werewolf for Werewolf Development Activities during such month. Any third-party costs that are Werewolf Reimbursable Costs will be invoiced to Jazz within [**] after the end of the month in which the third party invoice is received. Jazz shall pay the undisputed amounts invoiced within [**] after receipt of the invoice. For clarity, FTE Costs of Werewolf’s Affiliates shall be treated as FTE Costs of Werewolf and not an out-of-pocket expense. Jazz shall have no responsibility for, nor any liability in respect of, any costs incurred by Werewolf for the performance of Werewolf Development Activities that are not Werewolf Reimbursable Costs.
6.4Werewolf Development Activities. Werewolf shall perform the Werewolf Development Activities in accordance with all Applicable Laws, the applicable, then-current Development Plan, and the terms of this Agreement. Werewolf shall (a) generate the data and deliverables specified in the Development Plan using at least the resources specified therein (e.g., FTEs, Key Personnel, and other dedicated resources) and (b) use diligent efforts to complete performance of the Werewolf Development Activities in accordance with the timelines set forth in the Development Plan.
(a)Information and Data Exchange. Werewolf shall keep Jazz fully informed of any progress and results of the Werewolf Development Activities and shall provide any updates and additional information as Jazz may request from time to time. In addition, Werewolf shall provide a written report, including all data and information generated in the performance of the Werewolf Development Activities, to Jazz in a form reasonably acceptable to Jazz on the [**] of each [**] during the period when activities are being performed under any Development Plan. Promptly following completion of any IND-Enabling Studies within the Werewolf Development Activities, Werewolf shall submit to Jazz all data and other information set forth in the applicable Development Plan for inclusion in an IND for the applicable Licensed Compound (the “IND Data Package”). Werewolf shall promptly provide to Jazz any data or information that Jazz identifies as missing from such IND Data Package and shall promptly provide responses to Jazz’s inquiries for clarification regarding the data and information included in such IND Data Package.
(b)Step-In Rights. Notwithstanding the foregoing, Jazz shall have the right to assume responsibility for carrying out any portion of any Development Plan: (i) If the JSC determines, upon consideration of all circumstances, that Werewolf has made insufficient progress against the Development Plan resulting in a material delay in submission of an IND, (ii) upon an Insolvency Event of Werewolf, or (iii) if Werewolf materially breaches any representation, warranty, covenant, or agreement made by Werewolf in this Agreement that is not cured within [**] of Jazz’s written notice thereof. For clarity, Jazz’s step-in right under this Section 6.4(b) shall be in addition to, and not in lieu of, any other remedies available to Jazz with respect to Werewolf’s material breach. Promptly following Jazz’s assumption of responsibility for the performance of Werewolf Development Activities pursuant to this Section 6.4(b), Werewolf shall perform a full technology transfer to Jazz in accordance with Section 3.8.
6.5Key Personnel. The Parties shall identify in each Development Plan any key Werewolf personnel who will perform or oversee the Werewolf Development Activities (the “Key Personnel”). Each Key Personnel shall each devote the percentage of their respective FTE specified in such Development Plan to performing the Werewolf Development Activities, with such FTE allocated in accordance with the timings by [**] in such Development Plan. The performance of Werewolf Development Activities by the Key Personnel (and other Werewolf personnel staffed to perform Werewolf Development Activities) shall receive at least the same level of priority as Werewolf’s internal programs.

6.6Subcontracting by Werewolf. Werewolf shall have the right to subcontract Werewolf Development Activities to Third Parties and Affiliates to the extent that the Werewolf Development Activity to be subcontracted is specifically identified in the applicable Development Plan as being eligible for subcontracting and the subcontractor is identified in the applicable Development Plan as an approved subcontractor; provided that, with respect to each subcontract with a non-Affiliate subcontractor to be entered into after the Effective Date, each subcontractor agrees in writing: (a) to perform the subcontracted Werewolf Development Activities in the same manner that Werewolf is obligated to perform them under this Agreement, (b) to be subject to confidentiality provisions materially similar to the provisions of Article 14, (c) to grant to Werewolf a worldwide, perpetual, irrevocable, royalty-free, fully paid up license (sublicensable through multiple tiers), under its Subcontractor Background IP, to research, develop, manufacture, commercialize and otherwise Exploit the Licensed Products and Licensed Compounds, (d) that, Werewolf solely owns all Intellectual Property Rights generated by such subcontractor in the course of performing the subcontracted Werewolf Development Activities (and can assign such Intellectual Property Rights to Jazz as needed to effectuate the provisions of Section 13.2), provided that, with respect to any such Intellectual Property Rights that (i) [**], (ii) [**], and (iii) [**] (“Subcontractor Improvement IP”), Werewolf may, instead of obtaining sole ownership, obtain a worldwide, perpetual, irrevocable, royalty-free, fully paid up license (including a right to sublicense through multiple tiers), under such Subcontractor Improvement IP, to research, develop, manufacture, commercialize and otherwise Exploit the Licensed Products and Licensed Compounds, (e) that Jazz is a Third Party beneficiary of the agreement with such subcontractor, and (f) that such subcontracting agreement will be assigned to Jazz upon Jazz’s written request. If, despite Werewolf using commercially reasonable efforts to procure in negotiations a subcontractor’s agreement to such terms ((a) through (f)), the subcontractor in question does not agree to such terms, Werewolf shall notify Jazz, and Jazz, in its sole discretion, shall determine whether Werewolf shall enter into a subcontract agreement with such subcontractor. At Jazz’s written request, Werewolf will use commercially reasonable efforts to obtain an amendment of its agreement with any Third Party subcontractor that was entered into before the Effective Date to include any of the terms (a) through (f) above that were not already included in such agreement; provided that such efforts shall not require Werewolf to make any payment to such subcontractor for such amendment or seek to obtain a given amendment more than [**] (but Werewolf may attempt to do so at its sole discretion). Additionally, prior to Werewolf engaging an Affiliate subcontractor to conduct Werewolf Development Activities, Werewolf shall have a written agreement in place with such Affiliate that requires (1) the subcontractor to perform the subcontracted Werewolf Development Activities in the same manner that Werewolf is obligated to perform them under this Agreement, (2) the subcontractor to be subject to confidentiality provisions materially similar to the provisions of Article 14, and (3) Werewolf to solely own all Intellectual Property Rights generated by such subcontractor in the course of performing the subcontracted Werewolf Development Activities (with the right to assign such Intellectual Property Rights to Jazz as needed to effectuate the provisions of Section 13.2). For the avoidance of doubt, Werewolf shall remain responsible for all subcontracted work and for all payments and other liabilities owed to its subcontractors.
6.7Regulatory Inspections. Werewolf shall promptly notify Jazz of any regulatory inspections relating to the performance of a Development Plan by a duly authorized representative (“Inspector”) of any Regulatory Authority. Werewolf shall provide Jazz with the following data as soon as practicable: (a) the stated purpose of the inspection, (b) the scope of the inspection and any bearing on Licensed Compounds or Licensed Products, (c) the name and credential number of the Inspector, and (d) a copy of the form(s) issued by the Inspector, if any. To the extent permitted by Applicable Laws, Werewolf shall permit Jazz to attend any inspections relating to the Werewolf Development Activities. Unless otherwise required by Applicable Laws, Werewolf shall not provide any copies of any Development Plan or other Confidential Information of Jazz to the Inspector and if permitted by Applicable Laws shall forward any requests for such materials by an Inspector to Jazz. Jazz shall have the primary responsibility for preparing any responses to the extent they relate to any Licensed Compound or Licensed Product (but not any other matter) that may be required by the Regulatory Authority, and Werewolf shall have the primary responsibility for preparing any responses relating to the method of performing the Werewolf Development Activities and Werewolf’s operations and procedures; provided, however, that Werewolf shall provide any proposed material correspondence with a Regulatory Authority related to the Werewolf Development Activities to Jazz for review and comment at least [**] before submission (or [**] before submission, if the Regulatory Authority requires a response in less than [**]). Jazz shall provide any such comments in writing within [**] of receipt of such correspondence (or such shorter period if required by the circumstances) and Werewolf shall incorporate any reasonable comments received from Jazz during such period. Nothing in this Section 6.7 shall require Werewolf to breach Applicable Laws.
6.8Development Records.
(a)Each Party shall, itself or through its Affiliates, create and maintain records (in a format consistent with the Party’s customary record-keeping practices and reasonably acceptable to the other Party) of the data and other information generated or recorded in the performance of the Werewolf Development Activities or Jazz Development Activities, as the case may be, (“Development Records”) in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which Development Records shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of any Werewolf Development Activities or Jazz Development Activities. Each Party shall or shall procure that its Affiliates shall (as applicable) retain the Development Records for at least [**] after the expiration or termination of this Agreement, or for such longer period as may be required by Applicable Law.
(b)All Development Records in the possession of Werewolf or its Affiliates shall be maintained and managed (i) separately from files generated, managed, or maintained by Werewolf for its other programs, (ii) in a manner so they can be quickly and accurately produced when required by Jazz pursuant to the provisions of this Agreement, and (iii) in compliance with Applicable Laws.
(c)All Development Records in the possession of Jazz or its Affiliates shall be maintained and managed (i) separately from files generated, managed, or maintained by Jazz for its other programs, (ii) in a manner so they can be quickly and accurately produced when required by Werewolf pursuant to the applicable provisions of Section 17.7 in the event of termination of this Agreement by Jazz pursuant to Section 17.2or by Werewolf pursuant to Section 17.3, and (iii) in compliance with Applicable Laws.

(d)Upon Jazz’s written request and expense, and with at least [**] prior notice, Werewolf shall permit Jazz’s employees (subject to execution of a written confidentiality agreement on customary terms and its agreement to comply with Werewolf’s on-site policies) to visit Werewolf’s or its Affiliates’ facilities during normal business hours to review the Development Records, inspect those facilities of Werewolf or its Affiliates which are being utilized in the performance of the Werewolf Development Activities, and make copies of relevant Development Records. Jazz shall be entitled to have performed such inspection of Development Records and Werewolf’s or its Affiliates’ facilities no more than [**] period (except for cause) during the Term and no more than [**] Jazz employees shall be permitted on the Werewolf premises at a time to conduct such inspection.
(e)With respect to any Development Records for which copies have not been provided to Jazz, Werewolf shall, prior to the deletion or destruction of any such Development Records, notify Jazz. Following any such notification Jazz shall have [**] to request Werewolf in writing either to (i) provide a copy of such Development Records to Jazz and/or (ii) delete or destroy such Development Records. If Jazz does not provide notification to Werewolf within such [**] period then, for clarity, Werewolf shall be free to delete/destroy such Development Records.
6.9Personnel and Resources. Werewolf shall maintain adequate personnel and resources to meet its obligations under this Agreement. Werewolf shall pay any and all salary, wages or other compensation to, and make any contributions for taxes, unemployment insurance, social security and other benefits for, its employees, agents and consultants performing under this Agreement.
6.10Employment and Labor Matters. Nothing in this Agreement is intended to transfer the employment of employees engaged in the provision of any Werewolf Development Activities from Werewolf to Jazz. All Representatives of Werewolf and any of its Affiliates will be deemed for all compensation, employee benefits, tax and social security contribution purposes to be employees or representatives of Werewolf or its Affiliates (or their subcontractors) and not employees or representatives of Jazz or any of its Affiliates. In providing the Werewolf Development Activities, such employees and representatives of Werewolf and its Affiliates (or their subcontractors) will be under the direction, control and supervision of Werewolf or its Affiliates (or their subcontractors) and not of Jazz or its Affiliates.
6.11Jazz Development Plan.
(a)Prior to [**], Jazz will prepare and submit to the JSC for discussion a written high-level plan setting forth the key Development activities contemplated to be performed by Jazz through [**], and including [**] for such activities. Jazz shall discuss the Jazz Development Plan at the next JSC meeting after such submission [**].
(b) Jazz shall present to the JSC for discussion each proposed [**] update to the Jazz Development Plan before it is finalized and shall notify the JSC if it makes changes to the Jazz Development Plan between such [**] updates.
(c)Jazz shall perform the Jazz Development Activities in accordance with all Applicable Laws and the applicable terms of this Agreement.

6.12Jazz Diligence.
(a)Commencing upon [**], Jazz shall use Commercially Reasonable Efforts to (i) [**] and (ii) [**]. Jazz shall have the right to satisfy its diligence obligation under this Section 6.12 through its Affiliates and Sublicensees.
7.Regulatory
7.1General. Jazz, or its Affiliates or Sublicensees, will be responsible for all regulatory activity associated with the Exploitation of Licensed Compounds or Licensed Products and shall own and control any and all Regulatory Approvals and any and all other regulatory communications and regulatory filings received and submitted in connection with seeking and maintaining Regulatory Approvals for the Licensed Products. Werewolf shall provide to Jazz all reasonable assistance requested by Jazz in connection therewith, including providing any documentation or other materials Controlled by Werewolf or its Affiliates as may be necessary or useful for Jazz or any of its Affiliates or its or their Sublicensees to prepare, file, obtain and maintain Regulatory Approvals for Licensed Products and to respond to regulatory communications. Except to the extent prohibited by Applicable Law, all regulatory documentation (including all Regulatory Approvals) relating to any Licensed Product shall be owned by and shall be held in the name of Jazz or its designated Affiliate, Sublicensee or designee.
8.Manufacturing
8.1Process Development. At Jazz’s request and expense prior to completion of the manufacturing technology transfer pursuant to Section 8.7, Werewolf shall use commercially reasonable efforts to develop processes and expertise required to manufacture the Initial Lead Molecule, and, to the extent mutually agreed by the Parties, one or more other Licensed Compounds, for clinical purposes.
8.2Supply.
(a)Subject to Section 8.7, below, and in accordance with the terms and conditions set forth in any Development Plan, including timelines therein, Werewolf shall manufacture (or have manufactured) and supply (or have supplied), a sufficient quantity of Licensed Product for Werewolf to perform all Werewolf Development Activities. Jazz shall reimburse Werewolf for its costs to supply such Licensed Product as specified in the applicable Development Budget.
(b)The Parties have agreed to the requirements for Licensed Product for use in the Phase 1 Clinical Trial for the Initial Lead Molecule as provided in Schedule 8.2(b). Werewolf will initiate the order with the Third Party manufacturer within [**] of the Effective Date, shall supply to Jazz [**], in consideration for Jazz paying such agreed Cost of Goods for such Licensed Product in accordance with the terms of this Article 8, and shall use diligent efforts to ensure that [**]. Werewolf will use diligent efforts to [**].
(c)In addition, at Jazz’s written request, Werewolf will supply Jazz with the Initial Lead Molecule or Licensed Product containing the Initial Lead Molecule, or, to the extent mutually agreed by the Parties, one or more other Licensed Compounds or Licensed Products for clinical purposes, provided that:
(i)such supply by Werewolf of such Licensed Product is [**],
(ii)Jazz is [**],
(iii)Werewolf is [**], and
(iv)Jazz shall reimburse Werewolf for its costs of supplying such Licensed Compound or Licensed Product at Werewolf’s Cost of Goods.
8.3Quality. Promptly after the Effective Date, the Parties shall negotiate in good faith and enter into a quality agreement, which will provide for customary and commercially reasonable terms and conditions relating to the quality requirements for the manufacture and supply of Licensed Compounds and Licensed Products by or on behalf of Werewolf. Werewolf will maintain and follow a quality control testing and quality assurance program consistent with the applicable specifications, good manufacturing practices, and all other requirements of Applicable Law and consistent with industry standards.
8.4Ordering. Jazz may, from time to time, submit a written purchase order to Werewolf for the clinical supply of Licensed Compound or Licensed Product pursuant to the provisions of Section 8.2(c). Any such purchase order shall be confirmed by Werewolf within [**] of receipt, [**]. Werewolf will use its commercially reasonable efforts to [**] under this Agreement. Once a purchase order is agreed, it shall be binding on both Parties. For the avoidance of doubt, no purchase orders are required to be submitted in respect of any supply in accordance with Section 8.2(b).
8.5Delivery. All Licensed Compound and Licensed Product supplied under this Agreement shall be manufactured and supplied in accordance with the Quality Agreement and, with the exception of the Licensed Product used by Werewolf in the Werewolf Development Activities pursuant to Section 8.2(a), shall be delivered to Jazz FCA (Incoterms 2020) from Werewolf’s designated Third Party contract manufacturer’s facility in the United States. Title and risk of loss and damage to any such Licensed Compound or Licensed Product purchased under this Agreement shall pass to Jazz on delivery.
8.6Information; Updates. Werewolf shall promptly disclose to Jazz in writing the details of any failure, defect or other issue concerning the supply of Licensed Compound or Licensed Products under this Agreement, including any failure to fully comply with cGMP or the requirements of the Quality Agreement, to produce Licensed Product fully meeting all specifications, or any delay of any delivery of Licensed Product. Werewolf will share the results of any consequent investigations, including any investigation into the performance of any Third Party with Jazz, and the Parties shall discuss in good faith how to prevent such issues arising in the future.
8.7Manufacturing Technology Transfer. Within [**] after its receipt of the written request of Jazz [**] manufactured as provided in Section 8.2(b), above, Werewolf shall, at [**] cost and expense, commence the performance of a manufacturing technology transfer to

Jazz, its nominated Affiliate or a Third Party contract manufacturer designated by Jazz of all Licensed Know-How which is necessary or useful to manufacture or have manufactured Licensed Compounds and Licensed Product. Such manufacturing technology transfer shall be performed pursuant to a mutually agreed manufacturing technology transfer plan, which sets out the activities, timelines and budget for such technology transfer (the “Technology Transfer Plan”). Jazz shall prepare a draft Technology Transfer Plan and provide it to Werewolf for Werewolf’s review and comment. Jazz shall incorporate Werewolf’s reasonable comments into the draft Technology Transfer Plan to generate the final Technology Transfer Plan. As part of such Technology Transfer Plan, the Parties shall agree on terms relating to, amongst others: (i) [**], (ii) [**], (iii) [**], (iv) [**], and (v) [**]. Each Party shall perform the activities allocated to it under the Technology Transfer Plan in accordance with the timelines set forth therein, provided that the Parties shall adjust such timelines in the Technology Transfer Plan as reasonably necessary due to technical issues. Following completion of the manufacturing technology transfer, as between the Parties and except for any ongoing supply pursuant to Section 8.2, Jazz shall have the exclusive right to conduct or have conducted, and be solely responsible for, at its sole cost and expense, the manufacture and supply of all Licensed Compounds and Licensed Products. Werewolf shall provide all such technical assistance and support to Jazz as Jazz may require in order to manufacture or have manufactured Licensed Compounds or Licensed Products.
9.Commercialization
9.1Commercialization. As between the Parties, Jazz shall have the exclusive right to conduct and be solely responsible, at its sole cost and expense, for the Commercialization of all Licensed Compounds and Licensed Products worldwide, including (a) negotiating with applicable Governmental Bodies regarding the price and reimbursement status of Licensed Compounds and Licensed Products, (b) marketing and promotion, (c) booking sales and distribution and performance of related services, (d) handling all aspects of order processing, invoicing and collection, inventory and receivables, (e) providing customer support, including handling medical queries, and performing other related functions, and (f) conforming its practices and procedures to Applicable Laws relating to the marketing, detailing and promotion of Licensed Compounds or Licensed Products.
10.Payments
10.1Upfront Payment. Jazz shall pay to Werewolf an upfront payment of Fifteen Million Dollars ($15,000,000) within ten (10) Business Days following the Effective Date, in accordance with the payment provisions of Article 11 and subject to receipt by Jazz of the applicable invoice from Werewolf.
10.2Milestone Payments.
(a)Development Milestone Payments. Jazz shall pay to Werewolf the one-time milestone payments set forth below following the first achievement, by Jazz, and/or any of its Affiliates or Sublicensees, of the corresponding milestone events defined below (each, a “Development Milestone Payment” and “Development Milestone Event,” respectively):

	Development Milestone Event	Development Milestone Payment
1.	[**]	[**]
2.	[**]	[**]
3.	[**]	[**]
4.	[**]	[**]
	Total Development Milestone Payments for all Licensed Products	[**]

(b)Regulatory Milestones. Jazz shall pay to Werewolf the one-time milestone payments set forth below following the first achievement by Jazz, and/or any of its Affiliates or Sublicensees, of the corresponding milestone events defined below (each, a “Regulatory Milestone Payment” and “Regulatory Milestone Event,” respectively):

	Regulatory Milestone Event	Regulatory Milestone Payment
1.	[**]	[**]
2.	[**]	[**]
3.	[**]	[**]
4.	[**]	[**]
5.	[**]	[**]
6.	[**]	[**]
7.	[**]	[**]
8.	[**]	[**]
	Total Regulatory Milestone Payments for all Licensed Products	[**]

(c)First Indication and Second Indication. For the avoidance of doubt, notwithstanding the foregoing, no Development Milestone Event or Regulatory Milestone Event can be achieved (or be deemed achieved) for [**]. Upon the first achievement of Regulatory Milestone Event [**] with respect to a [**] that [**], Jazz shall pay the full amount of the corresponding Regulatory Milestone Payment and no further payments shall be owed with respect thereto. Upon the first achievement of Regulatory Milestone Event [**] with respect to a [**] that [**], if (i) [**], (ii) [**], and (iii) [**], then Jazz shall pay the full amount of the corresponding Regulatory Milestone Payment. Upon the first achievement of Regulatory Milestone Event [**] with respect to a [**] that [**], if (i) [**] and (ii) [**], then Jazz shall make a payment of [**] percent ([**]%) of the corresponding Regulatory Milestone Payment and the remaining [**] percent ([**]%) of the corresponding Regulatory Milestone Payment shall be payable upon the first achievement of such Regulatory Milestone Event with respect to the [**].
(d)Development Milestone 2. Development Milestone 2 will be payable as follows:
(i)[**], Development Milestone Event 2 will be first achieved upon [**] and Development Milestone Payment 2 will become due [**].
(ii)[**].

(iii)In no event will the aggregate amount paid under this Section 10.2(d) exceed $[**].
(e)Skipped Development Milestone. In the event that Development Milestone Event [**] has not yet been achieved at the time of the achievement of Development Milestone Event [**], then it shall be deemed to have been achieved and the Development Milestone Payment for Development Milestone Event [**] shall be due at the same time as the Development Milestone Payment for Development Milestone Event [**]. In the event that Development Milestone Event [**] or Development Milestone Event [**] has not yet been achieved at the time of the achievement of Development Milestone Event [**], then such Development Milestone Event shall be deemed to have been achieved and Development Milestone Payment(s) for such Development Milestone Event(s) shall be due at the same time as the Development Milestone Payment for Development Milestone [**]. In the event that Development Milestone Event [**], Development Milestone Event [**] or Development Milestone Event [**] has not yet been achieved at the time of the achievement of Regulatory Milestone Event [**], then such Development Milestone Event shall be deemed to have been achieved and the Development Milestone Payment(s) for such Development Milestone Event(s) shall be due at the same time as the Regulatory Milestone Payment for Regulatory Milestone Event [**].
(f)[**] Trials. In the event that Jazz or any of its Affiliates or Sublicensees [**]. By way of example only, [**].
(g)One-Time Payments. Each of the Development Milestone Payments and Regulatory Milestone Payments set forth in this Section 10.2 shall be paid no more than once with respect to all Licensed Products collectively, and no amounts shall be due hereunder for any subsequent or repeated achievement of any Development Milestone Event or Regulatory Milestone Event by Jazz, its Affiliates or Sublicensees, regardless of the number of Licensed Products with respect to which, or the number of times with respect to any Licensed Product, such Milestone Event occurs. Accordingly, in no event shall the aggregate amount to be paid to Werewolf pursuant to (i) Section 10.2(a) exceed [**] Dollars ($[**]), (ii) Section 10.2(b) exceed [**] Dollars ($[**]) and (iii) Sections 10.2(a) and 10.2(b) combined exceed Five Hundred and Twenty Million Dollars ($520,000,000).
(h)Reports and Payments. Jazz shall notify Werewolf in writing within [**] after the achievement of each Development Milestone Event and Regulatory Milestone Event set out in this Section 10.2 by Jazz, or any of its Affiliates, and in the case of Sublicensees, within [**] after such Development Milestone Event or Regulatory Milestone Event is achieved by such Sublicensee. Based on this notice, Werewolf shall then issue and send to Jazz the invoice for the appropriate Milestone Payment, which shall be paid by Jazz within [**] of receipt of such invoice.
10.3Sales-Based Milestone Payments.
(a)Sales Milestones. Jazz shall pay to Werewolf the one-time sales milestone payments set out below when Annual Net Sales of all Licensed Products (combined) in the relevant jurisdiction reaches the respective thresholds (each, a “Sales Milestone Payment” and a “Sales Milestone Event,” respectively), in accordance with this Section 10.3 and the payment provisions in Article 11 and following receipt of the relevant invoice from Werewolf as further described in Section 10.3(d).

Milestone Event	Milestone Payment
Annual Net Sales of all Licensed Products in the United States first exceed [**] Dollars ($[**])	[**]
Annual Net Sales of all Licensed Products in the United States first exceed [**] Dollars ($[**])	[**]
Annual Net Sales of all Licensed Products in the United States first exceed [**] Dollars ($[**])	[**]
Annual Net Sales of all Licensed Products in the United States first exceed [**] Dollars ($[**])	[**]
Annual Net Sales of all Licensed Products in the United States first exceed [**] Dollars ($[**])	[**]
Annual Net Sales of all Licensed Products in the Rest of the Territory first exceed [**] Dollars ($[**])	[**]
Annual Net Sales of all Licensed Products in the Rest of the Territory first exceed [**] Dollars ($[**])	[**]
Annual Net Sales of all Licensed Products in the Rest of the Territory first exceed [**] Dollars ($[**])	[**]
Annual Net Sales of all Licensed Products in the Rest of the Territory first exceed [**] Dollars ($[**])	[**]
Total Sales Milestone Payments for all Licensed Products	$740,000,000

(b)One-Time Payments. Each of the foregoing Sales Milestone Payments shall be paid no more than once and no amounts shall be due hereunder for any subsequent or repeated achievement of any Sales Milestone Event by Jazz, its Affiliates or Sublicensees. In no event shall the aggregate amount to be paid to Werewolf pursuant to this Section 10.3 exceed Seven Hundred and Forty Million Dollars ($740,000,000).

(c)Territory-Based Sales. For the avoidance of doubt, references in Section 10.3 and 10.4 to (i) Annual Net Sales of Licensed Products in the United States shall mean Annual Net Sales of Licensed Products where such sale has, in accordance with the selling party’s accounting standards, consistently applied, been booked in the United States; and (ii) Annual Net Sales of Licensed Products in the Rest of the Territory shall mean Annual Net Sales of Licensed Products where such sale has, in accordance with the selling party’s accounting standards, consistently applied, been booked in the Rest of the Territory. In no event shall the sale of a single unit of Licensed Product shall be booked in both the United States and the Rest of the Territory.
(d)Notice and Payment. Jazz shall notify Werewolf in writing within [**] after the end of the Calendar Year of the first achievement, by or on behalf of Jazz or its Affiliates or Sublicensees, of each Sales Milestone Event set forth in this Section 10.3. Following receipt of each such notice, Werewolf shall issue to Jazz an invoice for the applicable Milestone Payment. Jazz shall pay to Werewolf the applicable Milestone Payment within [**] after receipt of Werewolf’s invoice therefor.
10.4Royalty Payments.
(a)Base Royalties for Sales of Licensed Products in the United States. Subject to the terms and conditions of this Agreement including the remainder of this Section 10.4, in consideration for the rights and licenses granted under this Agreement, Jazz shall, during the applicable Royalty Term, pay to Werewolf the following running royalties on Annual Net Sales of all Licensed Products (combined) in the United States by Jazz, its Affiliates and their Sublicensees, in accordance with this Section 10.4 and the payment provisions in Article 11, equal to the following percentages of such Annual Net Sales:

Annual Net Sales of all Licensed Product in the United States	Royalty Rate
Portion of Annual Net Sales of all Licensed Products in the United States less than [**] Dollars ($[**])	[**]%
Portion of Annual Net Sales of all Licensed Products in the United States greater than or equal to [**] Dollars ($[**]) and less than [**] Dollars ($[**])	[**]%
Portion of Annual Net Sales of all Licensed Products in the United States greater than or equal to [**] Dollars ($[**])	[**]%

(b)Base Royalties for Sales of Licensed Products in the Rest of the Territory. Subject to the terms and conditions of this Agreement including the remainder of this Section 10.4, in consideration for the rights and licenses granted under this Agreement, Jazz shall, during the applicable Royalty Term, pay to Werewolf the following running royalties on

Annual Net Sales of all Licensed Products (combined) in the Rest of the Territory by Jazz, its Affiliates and their Sublicensees, in accordance with this Section 10.4 and the payment provisions in Article 11, equal to the following percentages of such Annual Net Sales:

Annual Net Sales of all Licensed Product in the Rest of the Territory	Royalty Rate
Portion of Annual Net Sales of all Licensed Products in the Rest of the Territory less than [**] Dollars ($[**])	[**]%
Portion of Annual Net Sales of all Licensed Products in the Rest of the Territory greater than or equal to [**] Dollars ($[**]) and less than [**] Dollars ($[**])	[**]%
Portion of Annual Net Sales of all Licensed Products in the Rest of the Territory greater than or equal to [**] Dollars ($[**])	[**]%

(c)Royalty Term. Royalties shall be paid from the First Commercial Sale of such Licensed Product in a country by or on behalf of Jazz, its Affiliates, or Sublicensees, until the expiration of the Royalty Term for such Licensed Product in such country. After the expiration of the applicable Royalty Term with respect to a Licensed Product in a country, no further royalties shall be due with respect to such Licensed Product in such country and the licenses and rights granted by Werewolf to Jazz under this Agreement with respect to such Licensed Product (and the Licensed Compound(s) included therein) in such country will become fully paid-up, royalty-free, perpetual and irrevocable.
(d)Royalty Adjustments.
(i)Third Party Payments. If Jazz, or any of its Affiliates or Sublicensees become obligated to make payment to a Third Party with respect to Intellectual Property Rights owned or controlled by such Third Party that are [**] (“Third Party Payments”), Jazz may deduct [**] percent ([**]%) of the amount payable to each such Third Party from the royalty payable to Werewolf under this Section 10.4.
(ii)Valid Claim Coverage. If the composition of matter of the Licensed Compound contained in a given Licensed Product is not Covered by a Valid Claim of a Licensed Patent in the country in which such Licensed Product is sold, then the royalty payable by Jazz with respect to the sale of such Licensed Product in such country shall be reduced by [**] percent ([**]%) of the amount otherwise payable pursuant to this Section 10.4.
(iii)Generic Version. On a Licensed Product-by-Licensed Product and country-by-country basis, if in a Calendar Quarter one or more Generic Versions of such Licensed Product is sold in such country, the amount payable to Werewolf pursuant to this Section 10.4 for Net Sales of such Licensed Product in such country shall be reduced by [**]

percent ([**]%) for such Calendar Quarter. If such an adjustment is made for [**] Calendar Quarters with respect to such Licensed Product, then such reduction shall continue for the remainder of the applicable Royalty Term for such Licensed Product in such country.
(iv)Royalty Floor. Notwithstanding the royalty adjustments set out in this Section 10.4(d) and Section 13.5 and, if applicable, any reduction in the payments under this Agreement arising from Jazz’s exercise of its alternative remedy set out in Section 17.5, in no event will the aggregate amount of royalties due to Werewolf for a Licensed Product in a country in the Territory in any given Calendar Quarter during the Royalty Term for such Licensed Product in such country be reduced by more than [**] percent ([**]%) of the amount that otherwise would have been due and payable to Werewolf in such Calendar Quarter for such Licensed Product in such country under Section 10.4(a) or Section 10.4b), as applicable.
(v)One Royalty. No more than one royalty payment shall be due under this Agreement with respect to a sale of a particular Licensed Product (e.g., even if such Licensed Product is Covered by multiple Valid Claims or multiple Licensed Patents or contains, incorporates or comprises multiple Licensed Compounds).
(e)Royalty Reports. Commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product occurs in the Territory, Jazz shall deliver to Werewolf a report (each, a “Royalty Report”) setting out the following details as reasonably necessary to calculate the payments due under this Section 10.4:
(i)the calculation of Net Sales of the Licensed Products in such Calendar Quarter;
(ii)the royalties, payable in United States Dollars, which shall have accrued under this Agreement based upon such Net Sales of Licensed Products; and
(iii)the exchange rates used in determining the amount of royalties payable in United States Dollars, as more specifically provided in Section 11.1.
Royalty Reports shall be due [**] following the end of each such Calendar Quarter during the term of this Agreement. Promptly following the delivery of the applicable Royalty Report, Werewolf will invoice Jazz for the royalties due to Werewolf under Section 10.4 above with respect to the Net Sales in the Territory in such Calendar Quarter. Jazz will pay such amounts to Werewolf within [**] following Jazz’s receipt of such invoice. Notwithstanding Section 1.91 above, if Jazz receives substantial royalties from a Sublicensee based upon Net Sales of Licensed Products by or under authority of such sublicense, at its election, Jazz may substitute the corresponding definition of “net sales” from its agreement with such Sublicensee (as it applies to Licensed Products, mutatis mutandis) for the definition of Net Sales in Section 1.91 for purposes of calculating the Annual Net Sales of the Sublicensee under Section 10.4 above, to the extent such Sections are otherwise applicable.

11.PAYMENTS; BOOKS AND RECORDS
11.1Exchange Rate; Manner and Place of Payment. All invoices issued hereunder shall be, and all payments hereunder shall be payable, in Dollars. With respect to conversion of any Development cost incurred made in any currency other than Dollars, Werewolf shall convert the amount to Dollars using the monthly average exchange rate between each currency of origin and Dollars as reported by the Wall Street Journal (New York edition), or an equivalent resource as agreed by the Parties in writing. With respect to conversion of any Net Sales made in any currency other than Dollars, Jazz shall convert the amount to Dollars using the exchange rate mechanism generally applied by Jazz in preparing its financial statements for the applicable Calendar Quarter; provided, that such mechanism is in compliance with GAAP. All payments owed to Werewolf under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Werewolf, unless otherwise specified in writing by Werewolf.
11.2Late Payments. In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, without limiting any other right or remedy of Werewolf, Jazz shall pay interest on the overdue sum accrued from the due date until the date of payment of the overdue amount, whether before or after judgment. Interest under this Section 11.2 will accrue each day at [**], or the maximum applicable legal rate, if less, calculated based on the total number of days payment is delinquent.
11.3Taxes.
(a)It is the understanding of the Parties as of the Effective Date that no value-added, goods and services sales, use or similar taxes, levies or charges, will be imposed by applicable taxing authorities with respect to provision of the Werewolf Development Activities to Jazz or any payment hereunder (“Service Taxes”).
(b)Notwithstanding anything in this Agreement to the contrary, if an action (including any assignment of this Agreement, any transfer of payment obligations hereunder, or any failure to comply with Applicable Laws or filing or record retention requirements) by Werewolf leads to the imposition of Service Taxes that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, then Werewolf shall bear responsibility for such Service Taxes.
(c)Notwithstanding any other provision of this Agreement, Jazz shall be entitled to deduct and withhold from any payments such amounts as it is required to deduct and withhold pursuant to any tax laws of any jurisdiction or any regulation of any taxing authority thereof. To the extent such amounts are deducted, withheld and paid by or on behalf of Jazz to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to Werewolf. Jazz shall provide Werewolf with official receipts issued by the appropriate governmental agency to Jazz. Each Party shall provide to the other Party such assistance as may be reasonably requested in connection with any application to qualify for the benefit of a reduced rate of withholding taxation, under the terms of any income tax treaty between Ireland and other jurisdictions.
12.Audits

12.1Financial Records of Werewolf; Audits by Jazz. Werewolf (on behalf of itself and its Affiliates) shall maintain accurate and complete records and accounts relating to performance of each Werewolf Development Activity, and, in accordance with generally accepted accounting principles, complete and accurate records of all Werewolf Reimbursable Costs incurred, including all supporting evidence, sufficient to document those amounts invoiced to Jazz for at least [**] following the date of the invoice (“Financial Records”). Upon Jazz’s written request and expense, Werewolf shall permit Jazz or an independent public accountant (subject to execution of a written confidentiality agreement on customary terms) to audit the Financial Records to verify Werewolf’s compliance with this Agreement, such audit to occur at Werewolf’s place of business during normal business hours and at Jazz’s expense except to the extent specified in the last sentence of this Section 12.1. Jazz shall be entitled to perform such audits of Financial Records no more than [**] period (except for cause) during the Term. If Jazz discovers as a result of any such audit that Werewolf overcharged Jazz, Werewolf shall promptly refund to Jazz the amount of any overcharging. In addition, if the amount of any such overcharge exceeds [**] percent ([**]%) of the amounts actually due during the period being audited, Werewolf shall reimburse Jazz for all costs and expenses incurred in such audit.
12.2Financial Records of Jazz; Audits by Werewolf. Jazz shall keep, and shall require its Affiliates to keep, accurate records pertaining to the sale or other disposition of Licensed Products in sufficient detail to permit Werewolf to determine or confirm the occurrence of any Sales Milestone Event and the accuracy of Net Sales reported, and the applicable Sales Milestone Payments and royalty payments due hereunder. Jazz will keep such books and records for [**] following the Calendar Year to which they pertain, or such longer period of time as may be required by Applicable Laws. Upon reasonable prior notice and during regular business hours at such place or places where such records are customarily kept, Jazz’s records may be inspected on Werewolf’s behalf by an independent certified public accountant (the “Auditor”) selected by Werewolf and reasonably acceptable to Jazz for the sole purpose of verifying for Werewolf the accuracy of the financial reports furnished by Jazz pursuant to this Agreement or of any payments made, or required to be made, to Werewolf pursuant to this Agreement. Such audits may not (i) be conducted for any Calendar Year ending more than [**] prior to the date of such request, (ii) be conducted more than [**] or (iii) be repeated for any [**]. Werewolf shall require the Auditor to provide to Jazz an audit report containing its conclusions regarding any audit, and specifying whether the amounts paid were correct or, if incorrect, the amount of any underpayment or overpayment. The Auditor shall provide to Jazz a preliminary copy of its audit report and shall discuss with Jazz any issues or discrepancies that Jazz identifies. If such audit establishes that additional payments are properly owed to Werewolf in accordance with this Agreement during the period covered by any audit pursuant to this Section 12.2, Jazz shall remit to Werewolf within [**] of the date on which Werewolf delivers to Jazz an invoice for such amounts: (i) the amount of such additional milestone payment or royalties; and (ii) interest on such amount which shall be calculated pursuant to Section 11.2. In the event such audit establishes that amounts were overpaid by Jazz during such period, the amount of such overpayment shall promptly be refunded to Jazz. The fees charged by the independent accountant in connection with any audit pursuant to this Section 12.2 shall be paid by Werewolf; provided, however, that if a discrepancy in favor of Werewolf of more than [**] percent ([**]%) of the payments due hereunder for the period being audited is established, then Jazz shall pay the reasonable fees and expenses charged by such Auditor in connection with such audit.

12.3Confidential Financial Information. Each Party shall treat all financial information of the other Party subject to review under this Article 12 as confidential. The Auditor shall enter into confidentiality terms acceptable to both Parties before any audit under Section 12.2 is conducted. The Auditor shall not disclose the audited Party’s Confidential Information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments to or by the audited Party under this Agreement.
13.Intellectual Property
13.1Patent Working Group. The JSC shall establish a working group to assist in the communication, identification, and filing of Product Patents (the “Patent Working Group”), and each Party (through its representatives on the Patent Working Group) shall use diligent efforts to ensure that there are sufficient Product Patents claiming each Licensed Compound and Licensed Product, including by Werewolf filing divisional or continuing applications of Licensed Patents with focused claims that would qualify as Product Patents. If the Patent Working Group determines that is not feasible or advisable to pursue a Product Patent in a given country due to patent prosecution regulations in such country that are more restrictive than those in the United States, then the Patent Working Group shall devise a plan for providing Jazz with patent prosecution, maintenance and enforcement rights that are as close as possible to what it would have had if it were feasible or advisable to pursue a Product Patent. Until such plan is agreed, at Jazz’s request, Werewolf shall (a) file one or more claims in a Licensed Patent in such country that solely claim the composition of matter, manufacture or method of use of one or more Licensed Compounds or Licensed Products and (b) permit Jazz to control the prosecution (including amendment), maintenance and enforcement of such claims as if such claims were included in a Product Patent. The Patent Working Group shall also agree upon a strategy to [**], and such strategy to include [**] (a) [**] and (b) [**], including any [**] (i) [**], (ii) [**], (iii) [**], and (iv) [**]. The Patent Working Group shall meet as necessary to perform its responsibilities or as otherwise directed by the JSC and shall continue to exist only for so long as the JSC determines it is reasonably necessary.
13.2Ownership of Intellectual Property.
(a)United States Law. For purposes of establishing the Parties’ respective ownership of intellectual property conceived, discovered, developed, or otherwise made under this Agreement, inventorship of Information and inventions conceived, discovered, developed, or otherwise made under this Agreement shall be determined in accordance with Applicable Law in the United States as such law exists from time to time, irrespective of where such conception, discovery, development or making occurs.
(b)Werewolf Ownership. As between the Parties, Werewolf shall solely own any and all Werewolf Development IP.
(c)Jazz Ownership. As between the Parties, Jazz or an Affiliate designated by Jazz shall solely own any and all Jazz Development IP, and Werewolf hereby assigns all of its right, title and interest in and to any Jazz Development IP to Jazz.

13.3Maintenance and Prosecution of Patents.
(a)Werewolf Patents. Werewolf shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain worldwide the Licensed Patents that are not Product Patents, at Werewolf’s sole cost and expense, using patent counsel approved by Jazz, such approval not to be unreasonably withheld, conditioned or delayed. Werewolf shall ensure that the Werewolf Development Patents do not disclose or claim any Jazz Development Know-How. Werewolf shall keep Jazz fully informed of all steps with regard to the preparation, filing, prosecution, and maintenance of such Licensed Patents and shall perform all such actions in good faith. Werewolf shall provide Jazz with a copy of all material communications to and from the patent authorities regarding such Licensed Patents, including drafts of any filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow Jazz a reasonable opportunity to review and comment thereon. Werewolf shall consider in good faith Jazz’s requests and suggestions with respect to such drafts and with respect to strategies for filing and prosecuting such Licensed Patents. If Werewolf, during the Term, determines in its sole discretion to abandon or not maintain any of such Licensed Patents in the Territory, then Werewolf shall provide Jazz with prior written notice sufficiently in advance of any abandonment to enable Jazz, at its sole discretion, to maintain such Licensed Patents and assume the prosecution, at its sole cost and expense, and on receipt of such notice, Werewolf shall transfer such prosecution to Jazz, provide all relevant documentation and perform all such actions as Jazz may reasonably request to allow a complete and efficient transfer of such Patents.
(b)Jazz Patents. Jazz shall have the sole right, but not the obligation, to prepare, file, prosecute, and maintain the Jazz Background Patents and the Jazz Development Patents worldwide, at Jazz’s sole cost and expense. Jazz shall ensure that the Jazz Development Patents do not disclose or claim any Werewolf Development Know-How.
(c)Product Patents. Jazz shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain the Product Patents worldwide, at Jazz’s sole cost and expense using patent counsel approved by Werewolf, such approval not to be unreasonably withheld, conditioned or delayed. Jazz shall keep Werewolf fully informed of all steps with regard to the preparation, filing, prosecution, and maintenance of the Product Patents, and shall provide Werewolf with a copy of all material communications to and from the patent authorities regarding the Product Patents, including drafts of any filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow Werewolf a reasonable opportunity to review and comment thereon. Jazz shall consider in good faith Werewolf’s requests and suggestions with respect to such drafts and with respect to strategies for filing and prosecuting the Product Patents. Notwithstanding the foregoing, [**]: (i) [**] Product Patent [**]a Product Patent, [**] or (ii) [**] Product Patent [**] Product Patent. If Jazz, during the Term, determines in its sole discretion to abandon or not maintain any of the Product Patents in the Territory, then Jazz shall provide Werewolf with prior written notice sufficiently in advance of any abandonment to enable Werewolf, at its sole discretion, to maintain such Product Patent and assume the prosecution, at its sole cost and expense, and on receipt of such notice, Jazz shall transfer such prosecution to Werewolf, provide all relevant documentation and perform all such actions as Werewolf may reasonably request to allow a complete and efficient transfer of such Product Patents.
(d)Patent Term Extension. Jazz shall have the sole right to obtain patent term extensions, supplementary protection certificates, and equivalents thereof with respect to any Licensed Product in the Territory, including with respect to any Licensed Patent in any country in the Territory, and Werewolf shall reasonably cooperate with Jazz in connection therewith at Jazz’s expense.
13.4Enforcement of Patents.
(a)Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of any Licensed Patent, or Jazz Development Patent, in any jurisdiction in the Territory of which such Party becomes aware in connection with the Exploitation of any Licensed Product or any product that competes with a Licensed Product (an “Infringement”).
(b)Werewolf Patents. Werewolf shall have the sole and exclusive right, but not the obligation, to enforce and defend worldwide under its control, at its own expense, the Licensed Patents that are not Product Patents, provided however, if (i) [**], (ii) [**], and (iii) [**], Werewolf will agree to enforce, at its sole expense, or to permit Jazz to bring and control any enforcement at Jazz’s sole expense, provided that Jazz will allow Werewolf the right to comment on the general legal strategy for such enforcement, and will consider Werewolf’s comments in good faith, prior to commencing implementation of such legal strategy.
(c)Jazz Patents. Jazz shall have the sole right, but not the obligation, to enforce and defend worldwide under its control, and at its own expense, the Jazz Background Patents and Jazz Development Patents.
(d)Product Patents.
(i)Jazz shall have the first right, but not the obligation, to enforce and defend worldwide under its control, and at its own expense, all Product Patents. Jazz shall allow Werewolf the right to comment on the general legal strategy to be taken in any such enforcement prior to Jazz commencing implementation of such legal strategy and will advise Werewolf of and allow Werewolf to comment on any material changes to the legal strategy before implementation of such changes.
(ii)If Jazz does not exercise commercially reasonable efforts to enforce or defend any such Infringement with respect to Product Patents (a) within [**] following the first notice provided to it pursuant to this Section 13.4(d), or (b) if earlier, [**] before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, then Werewolf may enforce such Product Patents at its own expense.

(e)Cooperation. The Parties agree to cooperate fully in any Infringement action pursuant to this Section 13.4. Where a Party brings such an action, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled to bring any Infringement litigation in accordance with this Section 13.4 shall have the right to settle such claim; provided that no Party shall have the right to settle any Infringement litigation under this Section 13.4 in a manner that (a) would restrict the scope or admit the invalidity or unenforceability of a Licensed Patent or Patent controlled by the other Party, (b) diminishes or has a material adverse effect on the rights or interest of the other Party, or (c) imposes any costs or liability on, or involves any admission by, the other Party, in each case (a) – (c) without the express written consent of such other Party, such consent not to be unreasonably withheld, conditioned, or delayed. The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.
(f)Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described in this Section 13.4 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be treated as follows: (i) to the extent that any award or settlement (whether by judgment or otherwise) is paid to Jazz in respect of any of the Licensed Patents, such amounts shall be [**], and (ii) to the extent that any award or settlement (whether by judgment or otherwise) is paid to Werewolf in respect of any of the Licensed Patents (including Product Patents), such amounts shall be [**].
13.5Infringement Claims by Third Parties. If the Exploitation of a Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by Jazz (or its Affiliates or Sublicensees), Jazz shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding at its own expense, using counsel of its own choice; provided, however, that the provisions of Section 13.4 shall govern the right of Jazz to assert a counterclaim of infringement of any Licensed Patent. Jazz may deduct [**] percent ([**]%) of its total out-of-pocket costs incurred in connection with such action, including reasonable attorneys’ fees, damages and other liabilities that are part of any final judgment, and any amounts paid by Jazz in settlement of such action, from the royalties payable to Werewolf under Section 10.4, subject to Section 10.4(d)(iv).
13.6Invalidity or Unenforceability Defenses or Actions.
(a)Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensed Patents by a Third Party, in each case in the Territory and of which such Party becomes aware.

(b)Werewolf Patents. Werewolf shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensed Patents that are not Product Patents. Werewolf shall consult with Jazz to determine a course of action with respect to any proceeding relating to the validity and enforceability of any such Licensed Patent and Werewolf shall consider in good faith any Jazz comments with respect thereto. If Werewolf elects not to defend or control the defense of any such Licensed Patent, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then Jazz may conduct and control the defense of any such claim, suit, or proceeding, at its own expense; provided that Jazz shall obtain the written consent of Werewolf prior to settling or compromising such defense, such consent not to be unreasonably withheld, conditioned, or delayed.
(c)Jazz Patents. Jazz shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Jazz Background Patents and Jazz Development Patents.
(d)Product Patents.
(i)Jazz shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Product Patents. Jazz shall consult with Werewolf regarding its course of action with respect to any proceeding relating to the validity and enforceability of any such Product Patent and Jazz shall consider in good faith any Werewolf comments with respect thereto. Werewolf may participate in any such claim, suit, or proceeding in the Territory related to such Product Patents with counsel of its choice at its own expense; provided that Jazz shall retain control of the defense in such claim, suit, or proceeding. If Jazz elects not to defend or control the defense of any such Product Patents, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then Werewolf may conduct and control the defense of any such claim, suit, or proceeding, at its own expense; provided that Werewolf shall obtain the written consent of Jazz prior to settling or compromising such defense, such consent not to be unreasonably withheld, conditioned, or delayed.
(ii)Where Werewolf has assumed the defense of such Product Patent pursuant to Section 13.3(c)(i), Werewolf shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the relevant Product Patents. Jazz may participate in any such claim, suit, or proceeding in the Territory related to such Product Patents with counsel of its choice at its own expense; provided that Werewolf shall retain control of the defense in such claim, suit, or proceeding.
(e)Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 13.6, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. Each Party shall consult with the other as to the strategy for the defense of the Licensed Patents (including the Product Patents).

13.7UPC. Jazz will have the right to determine whether to opt in or opt out (and to opt in again) of the Unified Patent Court system with respect of the Product Patents and, if requested by Jazz, Werewolf will promptly do all things reasonably necessary and execute all documents required to give effect to such decision(s), provided that Jazz will reimburse Werewolf its reasonable out-of-pocket expenses incurred in performing such acts.
14.Confidentiality
14.1.Confidentiality. All Confidential Information provided by one Party (or its Representatives or Affiliates) (collectively, the “Disclosing Party”) to the other Party (or its Representatives or Affiliates) (collectively, the “Receiving Party”) shall be subject to and treated in accordance with the terms of this Section 14.1. “Confidential Information” means (a) all information disclosed or made available to the Receiving Party by or on behalf of the Disclosing Party in connection with this Agreement including the negotiation thereof, and (b) all memoranda, notes, analyses, compilations, studies, and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding clause (a) or (b), provided that: (i) all Development Records, Information and reports provided by Werewolf pursuant to Article 6 and all Jazz Development Know-How shall be deemed to be Confidential Information of Jazz, and Jazz shall be deemed to be the Disclosing Party and Werewolf the Receiving Party with respect thereto; (ii) the terms of this Agreement and the Licensed Know-How are the Confidential Information of both Parties.
14.2.Exceptions. Notwithstanding the foregoing, the confidentiality obligations of Section 14.1 above shall not include that portion of Disclosing Party’s Confidential Information that, in each case as demonstrated by competent written documentation:
(a)was already known to the Receiving Party other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party (but excluding information described in Section 14.1(i) in the case of Werewolf as the Receiving Party);
(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party unless such Confidential Information is so available due to the unauthorized actions of the Receiving Party;
(c)became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement;
(d)is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto; or
(e)is subsequently independently discovered or developed by the Receiving Party without the aid, application, or use of Confidential Information of Disclosing Party.
14.3.Permitted Uses. Commencing on the Effective Date and continuing until [**] after the expiration or termination of this Agreement, (i) Receiving Party may disclose, or permit the disclosure of, any of Disclosing Party’s Confidential Information to its Affiliates and their Representatives, provided that such Affiliates and Representatives do not disclose except as otherwise expressly permitted under this Agreement, or make any unauthorized use of, the Disclosing Party’s Confidential Information; (ii) Receiving Party shall treat, and shall cause its Affiliates and the Representatives of Receiving Party or any of its Affiliates to treat, Disclosing Party’s Confidential Information as confidential, using the same degree of care as Receiving Party normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or unauthorized disclosure of the Disclosing Party’s Confidential Information.
14.4.Authorized Disclosure. Notwithstanding the provisions of Section 14.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)In the case of either Party as the Receiving Party:
(i)enforcing such Party’s rights or performing its obligations under this Agreement;
(ii)prosecuting or defending litigation and/or filing for, prosecuting or enforcing Patents as permitted by this Agreement;
(iii)complying with (A) court orders or applicable laws (other than securities laws) or (B) applicable securities laws, or rules of any recognized stock exchange on which the Receiving Party’s securities are traded (specifically including the recommendations and requests from the U.S. Securities and Exchange Commission); provided in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to this subparagraph 14.4(a)(iii), it will, except where impracticable, (i) give reasonable advance notice to the Disclosing Party of such disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, and (iii) in the case of disclosures under (A) above, cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to prevent or limit disclosure of such Confidential Information;
(iv)disclosure to Third Parties in connection with due diligence or similar investigations, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by obligations of confidentiality and non-use similar to those contained in this Agreement; or
(v)disclosure to a Tax authority in connection with the Tax affairs or a reporting obligation of the Disclosing Party.
(b)In the case of Jazz as the Receiving Party:
(i)in regulatory filings (including for any IND or Drug Approval Application) or otherwise in seeking, obtaining and maintaining Regulatory Approvals (including complying with the requirements of Regulatory Authorities with respect to filing for, obtaining and maintaining such Regulatory Approvals); and

(ii)disclosure to actual or potential Sublicensees, subcontractors, investors, acquirors, or other Third Parties in connection with the exercise of its rights under this Agreement or related activities, or an actual or potential investment, acquisition, license or collaboration, provided, that Jazz uses efforts to secure confidential treatment of such information at least as diligent as the it would use to protect its own confidential information of a similar nature.
14.5Prior Confidentiality Agreement. This Agreement supersedes the Confidentiality Agreement regarding the subject matter of this Agreement. All information exchanged between the Parties under the Confidentiality Agreement shall be deemed to have been disclosed under this Agreement on a going-forward basis and shall be subject to the terms of Section 14.1 as of the Effective Date. For the avoidance of doubt, the restrictions set forth in Section 3 of Amendment No. 3 shall no longer apply after the Effective Date. However, [**].
14.6Use of Name. Except as expressly provided in this Agreement, neither Party shall use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance, which approval shall not be unreasonably withheld, conditioned, or delayed. The restrictions imposed by this Section 14.6 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided, that such Party shall submit the proposed disclosure identifying the other Party in writing to such other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment on such disclosure.
14.7Confidential Disclosure of Terms.
(a)Each Party agrees not to disclose to any Third Party the existence and/or terms of this Agreement without the prior written consent of the other Party hereto, except as permitted under Section 14.2, 14.3 or 14.4 above or Section 14.7(b) below, and notwithstanding the foregoing, each Party may disclose the existence and/or terms of this Agreement to its advisors (including financial advisors, attorneys and accountants), potential and existing investors, collaboration partners or acquirers, and others on a reasonable need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof.
(b)The Parties acknowledge that either or both Parties may be obligated to file under Applicable Law promulgated by Governmental Bodies or applicable securities exchanges a copy of this Agreement with the U.S. Securities and Exchange Commission or other Governmental Bodies. In the event that a Party determines based on advice of outside counsel that such a filing is required, such Party shall request confidential treatment of all Confidential Information herein, including the sensitive commercial, financial, and technical terms hereof, to the extent such confidential treatment may be reasonably available to such Party. In the event of any such filing, the filing Party shall provide the other Party with a copy of this Agreement marked to show provisions for which such filing Party intends to seek confidential treatment within a reasonable amount of time prior to filing and shall use good faith efforts to incorporate the other Party’s reasonable comments thereon to the extent consistent with Applicable Law promulgated by Governmental Bodies or applicable securities exchanges. Each Party shall be responsible for its own legal and other external costs in connection with any such filing.

14.8Public Announcements.
(a)The Parties have mutually approved a press release attached hereto as Schedule 14.8 with respect to this Agreement. Werewolf agrees not to issue any other press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written consent of Jazz (such consent not to be unreasonably withheld, conditioned or delayed), except as permitted under Section 14.4(a) above. Notwithstanding the foregoing, after release of a press release in accordance with this Section 14.8(a), Werewolf may disclose to Third Parties the information contained in such press release without further consent.
(b)Jazz shall have the right to issue subsequent press releases or other public statements pertaining to the activities conducted hereunder. For avoidance of doubt, Jazz shall have the right to publicly disclose without Werewolf’s prior written consent: (A) the achievement of any milestone under this Agreement; (B) the commencement, completion, material data and key results of any Clinical Trial conducted under this Agreement; and (C) any information relating to the Development or Commercialization of Licensed Compounds and Licensed Products in the Territory.
14.9Publications. The Parties acknowledge that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of results of the Development activities hereunder.
(a)By Werewolf. Subject to Section 14.4(a) and 14.6, Werewolf shall not have the right or obligation to make any publications, oral presentations, articles, posters, abstracts or other public disclosures related to a Licensed Compound and/or Licensed Product without Jazz’s prior written consent.
(b)By Jazz. Subject to Section 14.1, Jazz shall have the right to make any publications, oral presentations, articles, posters, abstracts or other public disclosures related to the Licensed Compound and/or Licensed Product without reference to Werewolf.
14.10Return of Confidential Information. Upon termination of this Agreement in its entirety, each Party shall promptly return to the other Party, or delete or destroy, all records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations under this Agreement, as required by Applicable Law, or for legal archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

15.Representations and Warranties.
15.1Due Organization. Each Party represents and warrants as of the Effective Date that:
(a)it is a company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement;
(b)this Agreement has been duly authorized by all necessary corporate action, and do not violate (i) such Party’s charter documents, bylaws, or other organizational documents, (ii) any agreement, instrument, or contractual obligation to which such Party is bound, (iii) any requirement of any Applicable Law, or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party;
(c)it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent with the terms of this Agreement, or that would impede the diligent and complete fulfilment of its obligations hereunder; and
(d)this Agreement (assuming due authorization, execution and delivery by the other Party) is binding upon it, enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereinafter in effect relating to creditors’ rights generally or to general principles of equity.
15.2Intellectual Property. Werewolf represents and warrants to Jazz as follows:
(a)Schedule 1.126 lists (i) each Licensed Patent existing as of the Effective Date, (ii) the jurisdiction in which such Patents has been registered or filed and the applicable registration or serial number, and (iii) any other Person that has or purports to have an ownership interest in such Patents and the nature of such ownership interest. Werewolf has made available to Jazz copies of all such Licensed Patents and all other material correspondence with any patent office related to each such Licensed Patent.
(b)Other than as disclosed on Schedule 15.2(b), Werewolf is not bound by, and the Licensed Technology (and any part thereof) is not subject to, any agreement containing, any covenant or other provision that in any way limits or restricts the ability of Werewolf or Jazz to Exploit or enforce any Licensed Technology anywhere in the world.
(c)Other than as disclosed on Schedule 15.2(c), Werewolf solely and exclusively owns all right, title, and interest to and in the Licensed Technology free and clear of any encumbrances.
(d)Werewolf (i) does not own or control any Regulatory Approval, and has not submitted to any Regulatory Authority any application for Regulatory Approval, or other regulatory documentation or regulatory filing, in each case for any Licensed Compound or

Licensed Product, and (ii) has not requested or participated in any meeting with any Regulatory Authority or received any correspondence from any Regulatory Authority relating to any such Licensed Compound or Licensed Product.
(e)As of the Effective Date, to Werewolf knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Licensed Technology.
(f)[**], Werewolf has not infringed, misappropriated, or otherwise violated or made unlawful use of the Intellectual Property Rights of any Third Party in the performance of activities related to the Licensed Technology. [**], Werewolf has never received any written notice or other written communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation by Werewolf or any of its Representatives of any Intellectual Property Right of another Person in connection with performance of Development, manufacture or Commercialization of any Licensed Compound or Licensed Product.
(g)With respect to the existing Licensed Patents, and with the exception of proceedings in the relevant patent office in the ordinary course of patent prosecution, no proceeding is pending or is threatened that challenges the validity, enforceability, inventorship, patentability, claim construction, use or ownership of or Werewolf’s right to grant a license or other right to the item and, to the knowledge of Werewolf, no valid basis exists for such a challenge.
(h)No funding, facilities, or personnel of any Governmental Body or any university, college, research institute, or other educational institution has been or is being used, directly or indirectly, to create, in whole or in part, Intellectual Property Rights related to the Licensed Technology, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights or any other similar right, title or interest (including any “march in” rights) in or to such Intellectual Property Rights (including any claim or option to any of the foregoing).
(i)Werewolf and its Affiliates are, at the Effective Date, in compliance in all respects with the terms of each Werewolf In-License and have performed all obligations required to be performed by Werewolf or its Affiliates pursuant to such agreement in a timely manner. To Werewolf’s knowledge, no counterparty to a Werewolf In-License is in breach or default in any respect of a Werewolf In-License and there are no material impediments that would prevent Werewolf or its Affiliates from fulfilling their obligations under each Werewolf In-License.
(j)A true, accurate and complete copy of each Werewolf In-License existing at the Effective Date has been made available to Jazz prior to the Effective Date. Each Werewolf In-License existing at the Effective Date is in force and enforceable according to its terms. Werewolf has not received notice of termination in respect of any Werewolf In-License existing at the Effective Date and is not in discussions or negotiations with respect to any amendment, supplement or other modification (including termination) with respect to any Werewolf In-License.

15.3Additional Covenants. Werewolf hereby covenants and agrees that:

(a)it shall perform the Werewolf Development Activities in accordance with all Applicable Laws and the generally accepted industry standards of care and diligence practiced by a biopharmaceutical research organization in performing research and development of a similar nature.
(b)it will not employ, contract with, or retain any Person directly or indirectly to perform the Werewolf Development Activities under this Agreement if such Person is presently debarred by a Regulatory Authority, including the FDA pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. § 301, et seq.), or it has knowledge that such person is under investigation by a Regulatory Authority for debarment. In addition, Werewolf represents and warrants that to its knowledge, it has not engaged in any conduct or activity that could lead to any such debarment actions. If during the Term, (a) Werewolf or, to its knowledge, any person employed or retained by Werewolf to perform the Werewolf Development Activities comes under investigation by a Regulatory Authority for a debarment action, (b) Werewolf or any person employed or retained by Werewolf to perform the Werewolf Development Activities is debarred, or (c) Werewolf or, to its knowledge, any person employed or retained by Werewolf to perform the Werewolf Development Activities engages in any conduct or activity that could lead to debarment, Werewolf shall immediately notify Jazz of same, and Jazz shall have the right (exercisable within [**] of notice from Werewolf) to terminate this Agreement immediately upon written notice to Werewolf.
(c)It will not, in the course of conducting the Werewolf Development Activities, knowingly after due inquiry (which inquiry obligation shall not require the conduct of a freedom to operate analysis to the extent such analysis has not been previously done) infringe or misappropriate any Intellectual Property Right of any Third Party.
(d)It will ensure that no Werewolf In-License is terminated, revoked or allowed to expire during the Term for any reason attributable to Werewolf or its Affiliates. Notwithstanding the foregoing, Werewolf shall, and shall procure that its Affiliates shall:
(e)not terminate any Werewolf In-License without first obtaining Jazz’s express written consent to such termination;
(f)ensure that it complies, at all times, with each of its obligations under each Werewolf In-License in a timely manner;
(g)not agree or consent to any amendment, supplement, or other modification (including termination) to any Werewolf In-License without Jazz’s prior written consent;
(h)promptly inform Jazz in the event that Werewolf or any Affiliate of Werewolf receives notice or other communication that any Werewolf In-License may be, or shall be terminated, or Werewolf or any Affiliate of Werewolf otherwise becomes aware that any counterparty to any Werewolf In-License is intending to terminate any Werewolf In-License, for any reason. Without limiting any other right or remedy of Jazz under this Agreement and in order to prevent, ameliorate, mitigate, or cure a breach of any Werewolf In-License by Werewolf or its Affiliates, in the event that Werewolf fails to perform any of its obligations under any Werewolf In-License, which failure is not cured within [**] after written notice from Jazz, Jazz may, at its sole discretion, perform such obligation on behalf of Werewolf, provided that Jazz shall be entitled to credit any costs, including out-of-pocket and internal costs, against any future payments otherwise owed to Werewolf under this Agreement; and
(i)in the event that any Werewolf In-License terminates or expires, Werewolf shall, if requested by Jazz, use its best efforts to facilitate and assist Jazz and the counterparties to the relevant Werewolf In-License to agree terms on which Jazz may take a direct license to the rights in the Licensed Technology which are sublicensed under such Werewolf In-License to Jazz pursuant to this Agreement.
15.4Warranty Disclaimer. EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.
16.Indemnification.
16.1Indemnification by Werewolf. Werewolf shall hold harmless and indemnify each Jazz Indemnitee for Damages resulting from any claim brought by a Third Party, including a subcontractor (such claim, a “Third Party Claim”) to the extent arising from:
(a)the Exploitation of any Licensed Technology, Licensed Compound or Licensed Product prior to the Effective Date, including any manufacture of Licensed Compound;
(b)performance of Werewolf’s activities under this Agreement, including the Werewolf Development Activities;
(c)the Exploitation of any Licensed Technology on or after the Effective Date other than by Jazz, its Affiliates or Sublicensees;
(d)any breach of any representation or warranty made by, or covenant, or obligation of, Werewolf in this Agreement;
(e)any breach by Werewolf or its Affiliates of an agreement with any subcontractor relating to Werewolf Development Activities;
(f)the negligence or willful misconduct of Werewolf or its Representatives in connection with this Agreement; or
(g)the Exploitation of any Terminated Licensed Product after the effective date of termination of this Agreement with respect thereto;
except in each case to the extent Jazz is obligated to indemnify Werewolf pursuant to Section 16.2 or result from the fault of a Jazz Indemnitee.

16.2Indemnification by Jazz. Jazz shall hold harmless and indemnify each Werewolf Indemnitee for Damages resulting from any Third Party Claim to the extent arising from:
(a)the Exploitation of any Licensed Compound or Licensed Product by Jazz, its Affiliates and their Sublicensee during the Term, but for the avoidance of doubt, excluding any activities performed by Werewolf under this Agreement, including the Werewolf Development Activities;
(b)any breach of any representation or warranty made by, or covenant, or obligation of, Jazz in this Agreement; or
(c)the negligence or willful misconduct of Jazz or its Representatives in connection with this Agreement;
except in each case to the extent Werewolf is obligated to indemnify Jazz pursuant to Section 16.1 or result from the fault of a Werewolf Indemnitee.
16.3Indemnification Procedure. A Party that intends to claim indemnification under this Article 16 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim (including a copy of any related complaint, summons, notice or other instrument) for which such Indemnitee intends to base a request for indemnification under Sections 16.1 or 16.2; provided, that failure to give such notification shall not affect the indemnification provided under Sections 16.1 or 16.2 except to the extent the Indemnitor has been actually prejudiced as a result of such failure. Subject to Section 13.5, the Indemnitor shall have the right to control the defense and settlement of such Third Party Claim, at its sole expense, provided (i) the Indemnitor shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the Third Party Claim, (ii) the Indemnitee shall reasonably cooperate in the investigation, defense and settlement of such Third Party Claim at the Indemnitor’s expense and (iii) neither Party will enter into any settlement agreement that attributes fault or negligence to the other Party, requires any payment by the other Party, or restricts the future actions or activities of the other Party, without the other Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Any Indemnitee shall have the right to participate in, but not control, the defense and settlement of the Third Party Claim and to employ separate legal counsel of its own choice; provided, however, that such employment shall be at the Indemnitee’s own expense, unless (a) the employment thereof has been specifically authorized by the Indemnitor, or (b) the Indemnitor has failed to assume the defense and employ counsel (in which case the Indemnitee shall control the defense and settlement of such Third Party Claim). The reasonable and verifiable costs and expenses, including reasonable fees and disbursements of counsel, incurred by any Indemnitee in connection with any Third Party Claim shall be reimbursed within [**] of each Calendar Quarter by the Indemnitor subject to refund in the event the Indemnitor is ultimately held not to be obligated to indemnify the Indemnitee.
16.4Exercise of Remedies by Indemnitees Other Than Parties to this Agreement. No Indemnitee (other than the Parties to this Agreement or any successor thereto or permitted assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the respective Party to this Agreement entitled to indemnification (or any successor thereto or permitted assignee thereof) has consented to the assertion of such indemnification claim or the exercise of such other remedy.
16.5Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY NOR ANY OF ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (OR THE TERMINATION HEREOF) OR ANY RESEARCH PLAN, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER OR NOT FORESEEABLE AT THE EFFECTIVE DATE, ARISING. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 16.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 16.1 OR 16.2, AND THE FOREGOING LIMITATIONS SHALL NOT APPLY WITH RESPECT TO DAMAGES RESULTING FROM A PARTY’S WILLFUL MISCONDUCT OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 14.
17.Term and Termination
17.1Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 17, shall continue in full force and effect on a Licensed Product-by-Licensed Product basis, until the expiration of the last to expire Royalty Term (the “Term”).
17.2Termination for Convenience. At any time during the Term, Jazz may terminate this Agreement in its entirety, on a Licensed Product-by-Licensed Product basis, or on a country-by-country basis, for any or no reason, upon [**] prior written notice to Werewolf.
17.3Termination for Material Breach. Each Party shall have the right to terminate this Agreement in its entirety, or on a Licensed Product-by-Licensed Product or country-by-country basis immediately upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach within [**] after receipt from the non-breaching Party of written notice specifying the breach and requesting its cure; provided that if the breaching Party is Jazz and such material breach relates solely to one (1) or more (but not all) Licensed Products, then Werewolf’s right to terminate this Agreement pursuant to this Section 17.3 shall be limited to such Licensed Product(s). If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party, and such alleged breaching Party provides the other Party notice of such dispute within [**], then the other Party shall not have the right to terminate this Agreement under this Section 17.3 unless and until the arbitrator, in accordance with Section 18.3, has determined that the alleged breaching Party has materially breached the Agreement and such Party fails to cure such breach within the applicable cure period set forth above following such decision (or such other cure period specified by the arbitral tribunal).
17.4Termination for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [**] after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, or (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [**] of the filing thereof, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party (each, an “Insolvency Event”).
17.5Jazz’s Alternative Remedy. In the event that Jazz would have the right to terminate this Agreement pursuant to Section 17.3, Jazz may, in its sole discretion, elect to either (a) exercise such termination right, or (b) in lieu of exercising such termination right, and without limiting Jazz’s rights otherwise set forth in this Agreement, maintain this Agreement (including the licenses and other rights granted by Werewolf to Jazz under this Agreement) in full force and effect, provided that all future payments owed by Jazz to Werewolf under this Agreement will be reduced by [**] percent ([**]%), provided that under no circumstances shall any of the Development Milestone Payments, Regulatory Milestone Payments or Sales Milestone Payments be reduced by more than [**] percent ([**]%) and Section [**] shall continue to apply. All other terms of this Agreement shall continue to apply.
17.6Werewolf’s Alternative Remedy. In the event that Werewolf would have the right to terminate this Agreement pursuant to Section 17.3 or 17.4, Werewolf may, in its sole discretion, elect to either (a) exercise such termination right, or (b) in lieu of exercising such termination right maintain this Agreement (including the licenses and other rights granted by Werewolf to Jazz under this Agreement) in full force and effect, provided that: (i) [**], and (ii) [**]. All other terms of this Agreement shall continue to apply.
17.7Effects of Expiration or Termination.
(a)License. Subject to Section 10.4(b), upon termination of this Agreement in its entirety, on a Licensed Product-by-Licensed Product basis or country-by-country basis for any reason, the license and rights granted in Section 3 will terminate with respect to this Agreement or the terminated country or Licensed Product, as applicable.
(b)Sublicensees. If this Agreement terminates for any reason, then upon written notice to Werewolf and at the option of any Sublicensee not in breach of the applicable sublicense (or any provision of this Agreement applicable to such Sublicensee) such Sublicensee will, from the effective date of such termination, automatically become a direct licensee of Werewolf under, and subject to the terms and conditions of, this Agreement, subject only to modifications with respect to territory, field, and exclusivity consistent with the scope of the applicable sublicense and so as to accommodate all such Sublicensees. Such Sublicensees will have the right to grant further sublicenses to Third Parties of same or lesser scope as its sublicense from Jazz under the licenses contained in Section 3, provided that such further sublicenses will be in accordance with and subject to all of the terms and conditions of Section 3.2 (i.e., such Sublicensee shall be subject to this Section 3.2 in the same manner and to the same extent as Jazz). For clarity, any Person to whom a Sublicensee grants a sublicense as permitted by the terms of this Agreement shall be deemed to be a Sublicensee for purposes of this Agreement.

(c)Return of Confidential Information. Upon termination of this Agreement, Receiving Party shall return or destroy all of Disclosing Party’s Confidential Information in accordance with Section 14.10.
(d)Payments. Upon termination of this Agreement, Jazz shall reimburse Werewolf for (a) any reasonable, non-cancellable wind-down expenses incurred by Werewolf with respect to Werewolf Development Activities (including payment at the FTE Cost for Werewolf personnel engaged in such wind-down activities) that were in progress as of the effective date of termination and could not be completed prior to the effective date of such termination (except in the event that Jazz has terminated this Agreement pursuant to Sections 17.3 or 17.4) and (b) non-cancellable obligations to Third Parties that were approved in writing by Jazz and incurred by Werewolf in accordance with a Development Plan and Development Budget (except for any non-cancellable obligations to a subcontractor whose breach of this Agreement was the basis for Jazz terminating this Agreement pursuant to Section 17.3). Except as otherwise expressly provided herein, no additional amounts will be payable based on events occurring after the effective date of expiration or termination; provided that the foregoing will not be deemed to limit either Party’s indemnification obligations under this Agreement for acts or omissions incurring prior to the effective date of such expiration or termination that are the subject of such indemnification even if the indemnification amount cannot be accrued or determined as of the effective date of such expiration or termination.
(e)[**] Negotiation. Upon termination of this Agreement, except in the event that Jazz has terminated this Agreement pursuant to Sections 17.3 or 17.4, Jazz shall [**] any Licensed Product for which Jazz’s rights under this Agreement have been terminated (a “Terminated Licensed Product”), and transfer to Werewolf all applicable Regulatory Approvals, INDs and other regulatory materials in each case relating exclusively to the Terminated Licensed Product in the terminated countries, which [**] will require that Werewolf pay Jazz a royalty equal to [**]% of the Net Sales of such Terminated Licensed Product. For the purposes of this Section 17.7(e) ([**] Negotiation), the definitions of “Net Sales” and “Sublicensee” and the terms set forth in Sections 10.4(c) (Royalty Term), 10.4(d)(v) (One Royalty), 10.4(e) (Royalty Reports), 11.1 (Exchange Rate; Manner and Place of Payment), 11.2 (Late Payments), 11.3 (Tax), 12.2 (Financial Records of Jazz; Audits by Werewolf), and 12.3 (Confidential Financial Information) shall apply mutatis mutandis to the calculation, payment, recording and auditing of Werewolf’s obligations to make royalty payments under this Section 17.7(e) as they applied to Jazz during the Term and, solely for such purpose, each reference in each such Section (and any related definitions) to (A) Jazz will be deemed a reference to Werewolf, (B) Werewolf will be deemed to be a reference of Jazz, and (C) Licensed Product will be deemed to be a reference to Terminated Licensed Product. For clarity, Sections 10.4(d) (Royalty Adjustments) and 13.5 (Infringement Claims by Third Parties) shall not apply to the royalty payments under this Section 17.7(e), which shall not be reduced below [**]% of Net Sales during the applicable Royalty Term. The Parties shall also enter into an agreement, to be negotiated in good faith, and which the Parties have agreed will require that Werewolf pay Jazz a royalty equal to [**]% of the Net Sales of such Terminated Licensed Product, pursuant to which Jazz will (i) grant Werewolf a non-exclusive license, under all [**] Jazz Development Patents which Cover any Terminated Licensed Product, for the sole purpose of Exploiting the Terminated Licensed Product in the terminated countries, and (ii) grant Werewolf a non-exclusive license, under all Jazz Development Know-How which is necessary for or has been utilized by Jazz in the Exploitation of such Terminated Licensed Product, for the sole purpose of Exploiting the Terminated Licensed Product in the terminated countries.
(f)Development Wind-Down.
(i)With respect to each Clinical Trial that was Initiated by or on behalf of Jazz prior to the termination of this Agreement (whether terminated in its entirety or with respect to the Licensed Product being tested in such Clinical Trial) (an “Ongoing Clinical Trial”), if Jazz intends to wind down such Ongoing Clinical Trial, Jazz shall provide a written notice to Werewolf of such intention prior to commencing the wind-down process and shall not commence such wind-down if it receives from Werewolf within [**] of such notice a written request to transition such Ongoing Clinical Trial to Werewolf in accordance with Section 17.7(f)(ii). If Jazz does not receive such a request during such period, then it shall wind down such Ongoing Clinical Trial at its expense.
(ii)In the event Werewolf timely requests transition of any Ongoing Clinical Trial pursuant to Section 17.7(f)(i), then Werewolf will assume responsibility for such Ongoing Clinical Trial, Jazz shall provide reasonable cooperation to Werewolf and its designee(s), at Werewolf’s cost and expense, to facilitate, and the Parties shall use reasonable efforts to effect, a reasonable, orderly, and prompt transition of such Ongoing Clinical Trial and transfer of all applicable clinical trial agreements, Regulatory Approvals, INDs and other regulatory materials to Werewolf and/or its designee(s). Any costs, fees and expenses arising from the transfer of any Ongoing Clinical Trials to Werewolf shall be borne: by Werewolf and, to the extent incurred by or on behalf of Jazz, shall be promptly reimbursed by Werewolf.
17.8Commercial Wind-Down. Jazz, its Affiliates and Sublicensees shall be entitled to continue to sell (but not to actively promote after the effective date of termination) any existing inventory of Licensed Products in respect of which this Agreement has been terminated, in accordance with the terms and conditions of this Agreement, including all payment obligations, for a period of [**] after the effective date of such termination.
17.9Clinical and Commercial Supplies and Manufacturing.
(a)Clinical Supplies. Upon termination of this Agreement, except in the event that Jazz has terminated this Agreement pursuant to Sections 17.3 or 17.4 and upon Werewolf’s request Jazz shall transfer to Werewolf all existing and available inventory of Terminated Licensed Product held by Jazz for Clinical Trials (“Clinical Material”) and all existing documentation as to the quality of such Clinical Material that is required or reasonably useful for continued or further Clinical Trials and Werewolf shall pay to Jazz an amount equal to the Costs of Goods with respect thereto within [**] of Jazz’s invoice therefor. Jazz will disclose to Werewolf any known issues concerning such Clinical Materials that might reasonably subject Werewolf to liability through the use of such Clinical Material, and Werewolf shall have the option to not receive such Clinical Material.
(b)Commercial Supplies. Upon termination of this Agreement, except in the event that Jazz has terminated this Agreement pursuant to Section 17.3 or 17.4 and if a Terminated Licensed Product is being marketed in any terminated country on the effective date of termination, Jazz shall manufacture and supply to Werewolf the marketed Terminated

Licensed Product for a period of up to [**] from the effective date of termination of this Agreement, at a price of [**] percent ([**]%) of the Cost of Goods with respect thereto.
(c)Manufacturing Process Transfer. Jazz shall promptly, at Werewolf’s cost and expense, perform technology transfer to transfer the Terminated Licensed Compound and Terminated Licensed Product manufacturing processes to Werewolf, its nominated Affiliate or a Third Party contract manufacturer designated by Werewolf including all Jazz Development Know-How which is necessary or useful to manufacture or have manufactured the Terminated Licensed Compounds and Terminated Licensed Product.
17.10Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that have accrued to the benefit of a Party prior to such termination or expiration. The rights and remedies of the Parties hereto shall be cumulative and not alternative. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, the following Articles and Sections shall survive such termination or expiration: Sections 10.4(c) (last sentence only), 13.2, 15.4, 17.7, 17.8, 17.9, 17.10, and 19.5 through 19.16, and Articles 12, 14, 16, and 18.
18.GOVERNING LAW AND DISPUTE RESOLUTION.
18.1Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without reference to choice of law doctrines or statutes with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. The United Nations Convention of International Contracts on the Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.
18.2Resolution by Executive Sponsors. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 18.2 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement. With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [**] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Sponsors for attempted resolution by good faith negotiations within [**] after such notice is received. If the Executive Sponsors are unable to resolve the dispute, controversy or claim through amicable internal resolution in accordance with this Section 18.2 within [**] after the matter was referred to them and either Party wishes to pursue the matter, such Party may submit such matter for resolution in accordance with Section 18.3.

18.3Arbitration.
(a)Any dispute that is not resolved pursuant to Section 18.2 shall be finally settled by arbitration in accordance with the then-current rules of the American Arbitration Association (the “Rules”) by a single arbitrator selected in accordance with the Rules. The seat of arbitration shall be located in New York City, New York, United States. The language to be used in the arbitral proceedings will be English. Any situation not expressly covered by this Agreement shall be decided in accordance with the Rules.
(b)The arbitrator shall issue a reasoned opinion following a full comprehensive hearing, no later than [**] following the selection of the arbitrator as provided for in Section 18.3(a) unless the Parties jointly request an extension or the arbitrator determines in a reasoned decision that the interest of justice or the complexity of the case requires that such limit be extended.
(c)Any award shall be promptly paid in United States Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 18.3(c), and agrees that judgment may be entered in any court of competent jurisdiction and the Parties hereby consent to the jurisdiction of such court for purposes of enforcement of such award.
(d)Each Party shall bear its own legal fees and expenses arising out of the dispute resolution procedures described in this Section 18.3 and shall pay an equal share of the fees and expenses of the arbitrator.
(e)The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except (i) as required in connection with the enforcement of such award, (ii) as otherwise required by Applicable Law or required of a Party to fulfill a legal duty or protect or pursue a legal right, (iii) with the consent of both Parties, or (iv) where such information is already in the public domain other than as a result of a breach of this clause.
(f)Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief, including specific performance, from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other Intellectual Property Rights, and no such claim shall be subject to arbitration pursuant to this Section 18.3.

18.4Trial by Jury Waiver. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO IN CONNECTION WITH ANY SUCH AGREEMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 18.4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
19.Miscellaneous Provisions
19.1[**]. Notwithstanding Section 4.2 above:
(a)in the event of a [**], any product [**], shall not be deemed an Equivalent Product for the purposes of Section 4.2; and
(b)subject to Section 19.1(a) if, after the Effective Date, there is a [**] which results in [**], then if [**], for the period set out in Section 4.2, either:
(i)[**]; or
(ii)institute [**] to ensure that the [**] under this Agreement [**] and that [**], including by [**] and the [**] under this Agreement [**] under this Agreement.
19.2Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the United States (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against Werewolf under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, Werewolf (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by Werewolf. If a case is commenced during the Term by or against Werewolf under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and Jazz elects to retain its rights hereunder as provided in the Bankruptcy Laws, then Werewolf (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to Jazz copies of all information necessary for Jazz to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon Jazz’s written request therefor. All rights, powers and remedies of Jazz as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.
19.3Jazz Affiliates. Without prejudice to the provisions of any Section in this Agreement that explicitly refers to Jazz’s Affiliates, the Parties agree that any Affiliates of Jazz may exercise any of the rights granted to Jazz in this Agreement or perform any of Jazz’s obligations in this Agreement provided that Jazz shall be responsible for the performance of any of its obligations that are performed by its Affiliates.
19.4Further Assurances. Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (at or after the Effective Date) and at the sole cost and expense of such other Party, for the purpose of carrying out or evidencing this Agreement.
19.5Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed delivered, given, and received when delivered (by hand, by international courier or by e-mail (with confirmation of receipt)) to the address or e-mail address set forth beneath the name of such Party below (or to such other address or e-mail address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Werewolf:	Werewolf Therapeutics, Inc. 1030 Massachusetts Avenue, Suite 210 Cambridge, MA 02138 Attn: Legal Department
with a copy (which shall not constitute notice) to:	[**]
if to Jazz:	Jazz Pharmaceuticals Ireland Limited Fifth Floor, Waterloo Exchange Waterloo Road, Dublin 4, Ireland Attention: General Counsel
with a copy (which shall not constitute notice) to: with a copy (which shall not constitute notice) via electronic mail to:	Jazz Pharmaceuticals, Inc. 3170 Porter Drive Palo Alto, CA 94304 Attention: General Counsel [**] Attention: Legal Department
19.6Independent Contractors. Each Party is performing its obligations hereunder as an independent contractor with the full power, authority and responsibility to select the means, methods and manner of its performance. Nothing contained herein will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.
19.7Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that either Party may make such an assignment or transfer without the other Party’s consent, but upon written notice to the other Party, to its Affiliate or to the successor to all or substantially all of the business to which this Agreement relates (whether by merger, acquisition, consolidation, sale of assets, sale of a majority of the direct or indirect equity interests in such Party or otherwise). Any permitted assignment shall be binding on the successors, heirs and assigns of the assigning Party. Any assignment or attempted assignment by a Party in violation of the terms of this Section 19.7 shall be null and void.
19.8Waiver.
(a)No failure on the part of any Person to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.
(b)No Person shall be deemed to have waived any condition or claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such condition, claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
19.9Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Jazz and Werewolf.
19.10Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void, or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law. In lieu of such invalid, unlawful, void, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such invalid, unlawful, void, or unenforceable provision as may be possible and reasonably acceptable to the Parties.
19.11Entire Agreement. This Agreement, including all Schedules and attachments hereto, sets forth the entire understanding of the Parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter thereof, including the Confidentiality Agreement. No Party shall be bound by any representation other than as expressly stated in this Agreement.
19.12Force Majeure. Neither Party shall be liable for any failure to meet its obligations under this Agreement to the extent due to any cause beyond its reasonable control, including acts of God, including hurricanes, floods, epidemics, pandemics, government mandated lockdown or quarantine, and severe weather, strikes or lockouts, labor disputes or shortages, embargoes, acts of terrorism, war, riot, malicious acts or damage, or accidents as a result of any cause beyond its reasonable control (each, a “Force Majeure Event”). The affected Party shall promptly notify the other Party of a Force Majeure Event, explaining the nature, details and expected duration thereof. The affected Party shall use commercially reasonable efforts to remedy, remove or mitigate such Force Majeure Event and the effects thereof as soon as practicable. The affected Party shall also keep the other Party reasonably informed as to when it reasonably expects to resume performance in whole or in part of its obligations hereunder and notify the other Party if the cessation of any such Force Majeure Event. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required; provided, however, that in the event the suspension of performance continues for [**] after the date of the initial occurrence of the Force Majeure Event, the Parties shall work in good faith to generate a commercially reasonably plan to resolve such Force Majeure Event within [**] after the date of the initial occurrence of the Force Majeure Event.
19.13No Third Party Rights. Except for the rights of the Werewolf Indemnitees and Jazz Indemnitees set forth in (and subject to) Article 16, the provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against either party by reason of these provisions or be entitled to enforce any of these provisions against either Party.
19.14Headings; Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable and vice versa. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.
19.15English Language. All notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. In the event of any inconsistency or conflict between the English version of this Agreement and any translation of this Agreement into any other language, the English version shall control.

19.16Counterparts. This Agreement may be executed in counterparts and by electronic (i.e., pdf) or facsimile transmission, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

Signature Page Follows

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the Effective Date.

Jazz Pharmaceuticals Ireland Limited Signed: /s/ Hugh Kiely Name: Hugh Kiely Title: Director	Werewolf Therapeutics, Inc. Signed: /s/ Dan Hicklin Name: Dan Hicklin Title: CEO